Exhibit 10-cc

AT&T CORP.

NON-QUALIFIED PENSION PLAN

THIS DOCUMENT, LIKE ALL COMPANY PLANS, PERSONNEL POLICIES OR PRACTICES, IS NOT A CONTRACT OF EMPLOYMENT.  IT IS NOT INTENDED TO CREATE, AND IT SHOULD NOT BE CONSTRUED TO CREATE, ANY CONTRACTUAL RIGHTS TO CONTINUED EMPLOYMENT, EITHER EXPRESS OR IMPLIED, BETWEEN THE COMPANY AND ITS EMPLOYEES.

AT AT&T CORP., THE EMPLOYMENT RELATIONSHIP WITH EMPLOYEES COVERED BY THIS PLAN IS "AT-WILL."  THIS MEANS THAT EMPLOYEES HAVE THE RIGHT TO QUIT THEIR EMPLOYMENT AT ANY TIME AND FOR ANY REASON, AND THE COMPANY RESERVES THE RIGHT TO TERMINATE ANY EMPLOYEE’S EMPLOYMENT, WITH OR WITHOUT CAUSE, AT ANY TIME FOR ANY REASON, SUBJECT TO THE RIGHTS OF ELIGIBLE PARTICIPANTS TO BENEFITS PROVIDED BY THIS PLAN.

IN THE EVENT THERE IS A CONFLICT BETWEEN STATEMENTS IN THIS PLAN AND THE TERMS OF ANY OTHER BENEFIT PLAN, POLICY, OR PRACTICE, THE APPLICABLE BENEFIT PLAN, POLICY OR PRACTICE PROVIDING THE BENEFITS IN QUESTION WILL CONTROL.  AT&T CORP. RESERVES THE RIGHT, AT ANY TIME, TO MODIFY, SUSPEND, CHANGE, OR TERMINATE ITS EMPLOYEE BENEFIT PLANS OR EXECUTIVE LEVEL INCENTIVE, BENEFIT AND/OR PERQUISITE PLANS, PROGRAMS, POLICIES OR PRACTICES.

As Amended and Restated Effective January 1, 1997, Including
Amendments Adopted Through December 31, 2008

Article 1	-1-	Purpose

AT&T CORP. NON-QUALIFIED PENSION PLAN

Article 1.
Purpose

            This AT&T Non-Qualified Pension Plan (the “Plan”) is an amendment and restatement of predecessor programs sponsored by the Company that were first adopted on October 1, 1980, and reflects amendments adopted through December 31, 2008.  The Plan provides supplemental pension, disability and death benefits to certain employees of AT&T Corp. (“AT&T”) and its Affiliated Corporations, as defined herein. The Plan is intended to constitute an unfunded plan of deferred compensation for a select group of management or highly compensated employees for purposes of Title I of ERISA.  Except as otherwise indicated herein, the provisions of this amended and restated AT&T Non-Qualified Pension Plan shall apply only with respect to a Participant, as defined herein, who terminates employment on or after January 1, 1997. For former employees who terminated employment before January 1, 1997, the provisions of the AT&T Non-Qualified Pension Plan in effect on the date of the former employee’s termination of employment shall govern.

Effective January 1, 1997, the Plan was amended to provide a Special Update to the Basic Formula and a Special Update to the Alternate Formula, for employees who were actively employed and participating in the Plan on January 1, 1997.  Effective January 1, 1998, the Plan was amended to discontinue ongoing benefit accruals for employees other than Officers, to implement a Cash Balance Formula as the only formula providing ongoing accruals, and to provide for the transfer of the benefit accrued as of December 31, 1996 under the AT&T Mid-Career Pension Plan to this Plan, for Officers who participate in this Plan on or after January 1, 1998.

Effective January 1, 2004, the Plan was amended to provide benefit accruals for a select group of management or highly compensated employees of a Participating Company who participate in the AT&T Executive Deferred Compensation Plan.  The benefit provided to such employees by the Plan is generally equal to the reduction in the benefit payable to or on behalf of such employee under the AT&T Management Pension Plan and the AT&T Excess Benefit and Compensation Plan, resulting from such employee’s election to defer amounts (“Qualified Deferrals” herein) under the AT&T Executive Deferred Compensation Plan or the AT&T Inc. Cash Deferral Plan.  Accruals under this provision ceased December 31, 2007.

Effective after December 31, 2008, benefit accruals under this Plan are limited to accruals under the cash balance formula with respect to short term incentive awards, for employees who are Officers on December 31, 2008. These accruals will continue for this group of Officers until the individuals “SERP Vesting Date,” as defined herein, at which time the benefit will be frozen. Employees who become Officers after December 31, 2008 are not entitled to benefits under this Plan, except with respect to benefits earned under a prior formula that was frozen effective December 31, 1997, or with respect to benefits based on Qualified Deferrals, with respect to which benefit accruals ceased December 31, 2007.

Article 1	-2-	Purpose

During the period from January 1, 2005 to December 31, 2008, the Plan has been operated in good faith compliance with the provisions of Code Section 409A, Internal Revenue Notice 2005-1, and the final Treasury Regulations for Code Section 409A, and any other generally applicable guidance published in the Internal Revenue Service Bulletin with an effective date prior to January 1, 2009.  On or after January 1, 2009, this Plan shall be interpreted and construed consistent with the requirements of Code Section 409A and all applicable guidance issued thereunder with respect to all accrued benefits under this Plan, including, except as indicated below, those benefits that may be otherwise treated as existing prior to the statutory effective date of Code Section 409A (“grandfathered benefits”) within the meaning of Treasury Regulation Section 1.409A-6(a)(3).  The preceding sentence notwithstanding, it is the intention of the Company that the grandfathering provisions of Code Section 409A be applied under this Plan with respect to any Participant (and any surviving Spouse, Beneficiary or Estate of such Participant) who terminated employment prior to January 1, 2005, with respect to all benefits earned under the Plan with respect to such Participant prior to termination of employment.  If any individual who terminated employment prior to January 1, 2005 is rehired after December 31, 2004 and earns additional benefits following reemployment the terms of the Plan shall be applied separately with respect to benefits earned prior to January 1, 2005 and with respect to benefits earned following rehire. The Company reserves the right to amend any provision of the Plan or any election submitted by a Participant, or take any other action that the Company deems appropriate to ensure compliance with Code Section 409A, including altering the time and form of any distribution so as to accomplish the intended purpose of this Plan.

Article 1	-3-	Purpose

Article 2.
Definitions

Unless the context clearly indicates otherwise, the following terms have the meanings described below when used in this Plan, and references to a particular Article, Section, or Appendix shall mean the Article, Section, or Appendix so delineated in this Plan.

Section 2.01	Adjusted Career Average Pay

“Adjusted Career Average Pay,” as used in the Alternate Formula described in Section 4.02(b), means (i) in the case of an Officer, the sum of A and B below, divided by such Officer’s Term of Employment, and (ii) in the case of an E-band Employee, the amount described in B below divided by such E-band Employee’s Term of Employment;  for purposes of this Section 2.01, the last day of a Participant’s Term of Employment is the earliest to occur of July 31, 1997, the date specified in the applicable provision of Section 3.02(c) for purposes of determining a benefit under the Alternate Formula, or the date of the Participant’s termination of employment from a Participating Company:

A.
the sum of (1) and (2), where (1) is the product of (a) the average of the Officer’s annual Short Term Incentive Awards includable in the 1989 Base Period, and (b) the Officer’s Term of Employment as of December 31, 1989, and (2) is his or her Short Term Incentive Awards and any Deferred Salary for the period from January 1, 1990 through the earliest to occur of (i) July 31, 1997, (ii) the date specified in the applicable provision of Section 3.02(c) for purposes of determining a benefit under the Alternate Formula, or (iii) the date of the Participant’s termination of employment from a Participating Company.

B.
the sum of (1) and (2), where (1) is the product of (a) the Participant’s average annual “Compensation” (as defined in the Pension Plan) for the 1992 Base Period, and (b) the Participant’s Term of Employment as of December 31, 1992, and (2) is the Participant’s “Compensation” (as defined in the Pension Plan) for the period from January 1, 1993 through the earliest to occur of (i) July 31, 1997, (ii) the date specified in the applicable provision of Section 3.02(c) for purposes of determining a benefit under the Alternate Formula, or (iii) the date of the Participant’s termination of employment from a Participating Company.

Section 2.02	Administrator

“Administrator” means the person identified as the Pension Plan Administrator under the Pension Plan, or such other person or entity designated by the Company.

Section 2.03	Affiliated Corporation

“Affiliated Corporation” means any corporation or other entity of which 50 percent or more of the voting stock is owned directly or indirectly by AT&T.

Article 2	-4-	Definitions

Section 2.04	AT&T, Company

“AT&T” or “Company” means AT&T Corp., a New York Corporation, or its successors. Effective on November 18, 2005, AT&T Corp. was acquired by SBC Communications Inc. (now known as AT&T Inc.) pursuant to a plan and agreement of merger dated January 30, 2005.

Section 2.05	AT&T Controlled Group

“AT&T Controlled Group” means AT&T and each other entity required to be aggregated with AT&T under Code Sections 414(b), (c), (m), or (o). With respect to periods on or after November 18, 2005, the controlled group shall be determined with respect to entities required to be aggregated recognizing the acquisition of AT&T Corp. by SBC Communications Inc. (now known as AT&T Inc.).

Section 2.06	1989 Base Period

“1989 Base Period” means the period from January 1, 1987, through December 31, 1989, inclusive.  Notwithstanding the provisions of the immediately preceding sentence, the “1989 Base Period” shall in no event include any period on or after the date specified in the applicable provision of Section 3.02(c) for purposes of determining a benefit under the Basic Formula or under the Alternate Formula.

Section 2.07	1992 Base Period

“1992 Base Period” means the period from January 1, 1990, through December 31, 1992, inclusive.  Notwithstanding the provisions of the immediately preceding sentence, the “1992 Base Period” shall in no event include any period on or after the date specified in the applicable provision of Section 3.02(c) for purposes of determining a benefit under the Alternate Formula or under the Alternate Minimum Formula.

Section 2.08	1996 Base Period

“1996 Base Period” means the period from January 1, 1994 through December 31, 1996, inclusive.  Notwithstanding the provisions of the immediately preceding sentence, the “1996 Base Period” shall in no event include any period on or after the date specified in the applicable provision of Section 3.02(c) for purposes of determining a benefit under the Special Update to the Basic Formula or under the Special Update to the Alternate Formula.

Section 2.09	Board

“Board” means the Board of Directors of AT&T.

Section 2.10	Cash Balance Account

“Cash Balance Account” means a hypothetical bookkeeping account used solely in calculating the amount under this Plan of a Cash Balance Participant’s Benefit Based on the Cash Balance Account, as described in Section 4.03.  The term “Cash Balance Account” does not include amounts credited to the Qualified Deferrals Cash Balance Account, as described in Section 4.11.

Article 2	-5-	Definitions

Section 2.11	Cash Balance Participant

“Cash Balance Participant” means an employee who is on the active roll of a Participating Company as an Officer on or after January 1, 1998. Notwithstanding the preceding sentence, an individual who is promoted to an Officer position after December 31, 2008 shall not be eligible to earn benefits as a “Cash Balance Participant.”

Section 2.12	CIC Eligible Employee

“CIC Eligible Employee” means a Deferral Participant who is considered a “CIC Eligible Employee” under the terms of the Pension Plan.

Section 2.13	Code

“Code” means the Internal Revenue Code of 1986, as amended from time to time. Any reference to a particular section of the Code includes any applicable regulations promulgated under that section.

Section 2.14	Committee

“Committee” means the Employees’ Benefit Committee appointed by AT&T to administer the Pension Plan.

Section 2.15	Concert Employee

“Concert Employee” means a former employee of a Participating Company who, pursuant to pertinent agreement(s) concluded between AT&T and British Telecommunications, PLC (“BT”) became employed by a Concert entity after December 15, 1999 and before April 1, 2002, under such circumstances that his or her net credited service would be subject to an immediate bridge if the Concert entity were a participating company under the Pension Plan,  who was an Officer immediately prior to his or her employment by Concert, and who returned to the employment of a Participating Company as an Officer immediately following the termination of his or her employment by Concert on or before April 1, 2002.  For purposes of this definition, “Concert” means the joint venture established pursuant to pertinent agreement(s) concluded between AT&T and BT.

Section 2.16	Covered Compensation Base

“Covered Compensation Base” means an amount which is the average of the maximum wage amounts on which an employee’s liability for Social Security taxes was determined for each year beginning with January 1, 1958 and ending with December 31, 1993.

Article 2	-6-	Definitions

Section 2.17	Deferral Participant

“Deferral Participant” means an employee who defers compensation under the AT&T Executive Deferred Compensation Plan, or for periods after 2006, the AT&T Inc. Cash Deferral Plan, to the extent that such deferred compensation is a Qualified Deferral.

Section 2.18	Deferred Salary

“Deferred Salary” means any salary amounts deferred under the AT&T Senior Manager Incentive Award Deferral Plan, for periods commencing on or after January 1, 1994 and prior to January 1, 2005.  For periods commencing on or after January 1, 2005, “Deferred Salary” is zero.  Deferred Salary does not include amounts deferred pursuant to Code Section 401(k) or amounts contributed pursuant to Code Section 125.

Section 2.19	Deferred Vested Benefit

“Deferred Vested Benefit” means a benefit determined pursuant to Section 4.02E (under  benefit formulas prior to January 1, 1998) and payable to a Participant who is vested under the Pension Plan at the time of his or her termination of employment, and who is not Service Pension Eligible as of the date specified by the relevant provision of  this Plan.

Section 2.20	Disability Benefit

“Disability Benefit” means the benefit payable from the Plan to a Participant who, prior to January 1, 1998, became eligible for a disability pension from the Pension Plan while an Officer.  If the disability pension from the Pension Plan is discontinued (other than by reason of attainment of normal retirement age, as defined in the Pension Plan), the Disability Benefit hereunder shall also be discontinued.

Section 2.21	E-band Employee

“E-band Employee” means any employee of a Participating Company employed in a position evaluated or classified by the Company as an “E-band” (formerly E-level, Fifth level and SG-12 through SG-14) or equivalent position in a banded environment, or Manager 5 or its equivalent in a non-banded environment, except that no employee who is assigned to such a position on a temporary basis after being notified in writing of the temporary status of such assignment shall be an “E-band Employee” for any purpose under this Plan.

Section 2.22	ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Any reference to a particular section of ERISA includes any applicable regulations promulgated under that section.

Article 2	-7-	Definitions

Section 2.23	50% Joint and Survivor Annuity

“50% Joint and Survivor Annuity” means an annuity form of payment under which payments continue to the surviving Spouse of the Participant, effective as of the first day of the month after the death of the Participant, and continuing until the last day of the month in which the death of the Spouse occurs, in an amount equal to fifty percent of the amount of the monthly benefit which was being paid to the Participant.  If the Spouse predeceases the Participant after the Pension Commencement Date (and the pension is other than a Deferred Vested Pension described in Section 4.02(a)(iii)), the Participant’s pension shall be restored by the amount of the original reduction for this election, starting with the pension payment for the month following the death of the Spouse. For purposes of the 50% Joint and Survivor Annuity, the Spouse is the Spouse to whom the Participant was married on his or her Pension Commencement Date. This definition does not apply with respect to any benefit payable pursuant to a SERP Election made by a SERP Participant.

Section 2.24	100% Joint and Survivor Annuity

“100% Joint and Survivor Annuity” means an annuity form of payment under which payments continue to the surviving Spouse of the Participant, effective as of the first day of the month after the death of the Participant, and continuing until the last day of the month in which the death of the Spouse occurs, in an amount equal to amount of the monthly benefit which was being paid to the Participant.  If the Spouse predeceases the Participant after the Pension Commencement Date, the Participant’s pension shall be restored by the amount of the original reduction for this election, starting with the pension payment for the month following the death of the Spouse. For purposes of the 100% Joint and Survivor Annuity, the Spouse is the Spouse to whom the Participant was married on his or her Pension Commencement Date. This definition does not apply with respect to any benefit payable pursuant to a SERP Election made by a SERP Participant.

Section 2.25	Leave of Absence

A “Leave of Absence” means where a person is absent from employment with AT&T on a leave of absence, military leave, or sick leave, where the leave is given in order to prevent a break in the continuity of term of employment, and permission for such leave is granted (and not revoked) in conformity with the rules of the employer that employs the individual, as adopted from time to time, and the employee is reasonably expected to return to service. Except as set forth below, the leave shall not exceed six (6) months for purposes of this Plan, and the employee shall Terminate Employment upon termination of such leave if the employee does not return to work prior to or upon expiration of such six (6) month period, unless the individual retains a right to reemployment under law or by contract. A twenty-nine (29) month limitation shall apply in lieu of such six (6) month limitation if the leave is due to the employee being “disabled” (within the meaning of Treasury Regulation Section 1.409A-3(i)(4). A Leave of Absence shall not commence or shall be deemed to cease under the Plan where the employee has incurred a Termination of Employment.

Article 2	-8-	Definitions

Section 2.26	Normal Retirement Date

“Normal Retirement Date” means the Participant’s normal retirement date as that term is defined in the Pension Plan.

Section 2.27	Officer

“Officer” means any employee of a Participating Company holding a position evaluated or classified by the Company above the “E-band” level in a banded environment, or classified at the Manager 6 level or above in a non-banded environment, except that no employee who is assigned to such a position on a temporary basis after being notified in writing of the temporary status of such assignment shall be an “Officer” for any purpose under this Plan.

Section 2.28	Participant

“Participant” means an Officer or an E-band Employee who satisfies the requirements of Article 3 for eligibility to accrue benefits under the Plan.  An employee who has become a Participant, but who is no longer eligible to accrue benefits under the Plan, shall continue to be a Participant with respect to any nonforfeitable benefits he or she has accrued under the Plan, until such accrued benefits have been fully discharged through payment or through the purchase of an annuity contract.

Section 2.29	Participating Company

“Participating Company” means AT&T and any Affiliated Corporation which shall have determined, with the concurrence of AT&T, to participate in the Plan.  In order to be a Participating Company under this Plan, a company must also be a participating company under the AT&T Management Pension Plan.

Section 2.30	Pension Commencement Date

“Pension Commencement Date” means the first day of the first month for which a payment under this Plan is payable in the form of an annuity or any other form. With respect to payments that commenced prior to January 1, 2009, the pension commencement date under the Pension Plan was the same as the Pension Commencement Date under this Plan.

Section 2.31	Pension Plan

“Pension Plan” means the AT&T Management Pension Plan, as amended and restated from time to time, and effective January 1, 2007, the AT&T Pension Benefit Plan – AT&T Legacy Management Program.

Section 2.32	Pension Plan Benefit

“Pension Plan Benefit” means (i) for purposes of determining the benefit under Section 4.02E(b) of the Plan, the “accrued benefit” under any of the pay base formulas under the Pension Plan, other than the special update formula,  (ii) for purposes of determining the benefit under Section 4.02E(e) of the Plan, the “accrued benefit” under any of the pay base formulas under the Pension Plan, including the special update formula, and (iii) for purposes of determining the benefit under Section 4.02E(c) of the Plan, the “accrued benefit” under the Pension Plan under any of the pay base formulas under the Pension Plan, including the special update formula, each of (i), (ii)  and (iii) herein determined without regard to the limitations on covered compensation under Code Section 401(a)(17), or the limitations on benefit accruals and payments under Code Section 415 and, unless otherwise indicated in the Plan, before any reduction in such pension benefit for the cost of a survivor benefit or for early commencement. Notwithstanding the provisions of the immediately preceding sentence, in applying the pay base formulas under the Pension Plan to a Participant described in Section 3.02(c), service and compensation after the date specified in the applicable provisions of Section 3.02(c) for purposes of determining the benefit under Section 4.02E(b) or Section 4.02E(e) of this Plan shall be excluded.

Article 2	-9-	Definitions

Section 2.33	Plan

“Plan” means this AT&T Non-Qualified Pension Plan, as set forth herein and as amended from time to time.

Section 2.34	Position Rate

“Position Rate” means an amount established periodically by the Company for each Officer’s position, upon which base salaries are administered.

Section 2.35	Qualified Deferral

A “Qualified Deferral” means any salary or bonus amounts deferred under the AT&T Executive Deferred Compensation Plan, for periods commencing on or after January 1, 2005, or the AT&T Inc. Cash Deferral Plan for periods after December 31, 2006, to the extent such salary or bonus would have been included as “Eligible Pay” (determined before application of any limitations under Code Section 401(a)(17)) under the Pension Plan if not deferred. Notwithstanding the preceding, the term “Qualified Deferral” does not include amounts deferred pursuant to Code Section 401(k) or amounts contributed pursuant to Code Section 125.  An amount is treated as deferred for the period in which such amount would have been paid, if not deferred. Notwithstanding the preceding, a Qualified Deferral does not include amounts deferred with respect to any paycheck dated after December 31, 2007.

Section 2.36	Qualified Deferrals Cash Balance Account

“Qualified Deferrals Cash Balance Account” means a hypothetical bookkeeping account used solely in calculating the amount under this Plan of a Deferral Participant’s Benefit Based on the Qualified Deferrals Cash Balance Account, as described in Section 4.11E.  The term “Qualified Deferrals Cash Balance Account” does not include amounts credited to the Cash Balance Account described in Section 4.03E.

Article 2	-10-	Definitions

Section 2.37	SERP

“SERP” means the 2005 Supplemental Employee Retirement Plan of AT&T Inc., as amended from time to time.

Section 2.38	SERP Effective Date

“SERP Effective Date” means SERP Effective Date as defined in the SERP.

Section 2.39	SERP Election

“SERP Election” means the election made before December 31, 2008 and in effect on December 31, 2008 with respect to distributions under the 2005 Supplemental Employee Retirement Plan of AT&T Inc. The SERP Election shall also apply to benefits payable under this Plan to a Participant who became a SERP Participant prior to January 1, 2009.

Section 2.40	SERP Participant

“SERP Participant” means an individual who has been designated as eligible to participate in the SERP.  For purposes of this Plan, such individual is considered a SERP Participant whether or not he or she has satisfied the vesting requirements of the SERP.

Section 2.41	SERP Vesting Date

“SERP Vesting Date” means the date a SERP Participant becomes vested in his or her benefit under the 2005 Supplemental Employee Retirement Plan of AT&T Inc., or January 1, 2011 if later.

Section 2.42	Service Benefit

“Service Benefit” means the benefit determined pursuant to Section 4.02E(a) through (e), as applicable, and payable under the Plan to a Participant who is Service Pension Eligible at the date specified by the relevant provision of this Plan as if the Participant terminated employment as of such date.

Section 2.43	Service Pension Eligible

“Service Pension Eligible” means (i) with respect to a termination of employment prior to January 1, 1997, the Participant is eligible for a service pension under the Pension Plan; and (ii) with respect to a termination of employment on or after January 1, 1997, the Participant meets the following requirements:

(i)	the Participant’s term of employment has been at least thirty years, regardless of his or her age, or

(ii)	the Participant’s term of employment has been at least twenty-five years and he or she has reached the age of fifty years, or

Article 2	-11-	Definitions

(iii)	the Participant’s term of employment has been at least twenty years and he or she has reached the age of fifty-five years, or

(iv)	the Participant’s term of employment has been at least ten years and he or she has reached the age of sixty-five years.

For purposes of subparagraphs (i) through (iv) above, a Participant’s “term of employment” is determined under the provisions of the Pension Plan, as that plan was in effect on January 1, 1997, and is measured as of the date specified by the relevant provision of this Plan as if the Participant terminated employment of such date, or if no date is specified, as of the date of such Participant’s termination of employment.  In determining the Participant’s “term of employment” under the Pension Plan, and in determining a Participant’s status as eligible for a service pension under the Pension Plan, the effect of the Management Pension Enhancement under the Pension Plan for employees with five or more years of term of employment (under the Pension Plan) as of December 30, 1989, shall be disregarded.

Section 2.44	Short Term Incentive Award

“Short Term Incentive Award” means the actual amount awarded annually (including any such amounts deferred pursuant to the AT&T Senior Management Incentive Award Deferral Plan or the AT&T Executive Deferred Compensation Plan) to an Officer pursuant to the AT&T Short Term Incentive Plan, or any predecessor short term incentive plan. A Short Term Incentive Award shall, for purposes of Sections 4.02E(a) and 4.02E(d) of this Plan, be considered to be awarded on the last day of the performance period with respect to which it is earned. For purposes of the annual award credit under the Cash Balance Account, the Short Term Incentive Awards shall be taken into account in the year paid (or in which it would have been paid, if not deferred) and only if such amount is paid (or would have been paid, if not deferred) on or before the end of the month in which the Officer terminates employment. Notwithstanding the preceding, after calendar year 2007, a short term incentive award shall be taken into account if it is paid in the month following termination of employment as part of the regular payroll schedule applied for payment of amounts earned during the final pay period of the month in which employment terminated.

Effective December 15, 1999, any short term award received from Concert by a Concert Employee while employed in “Concert service” (as defined in the Pension Plan) shall be treated as a Short Term Incentive Award provided that, had the award been received from a Pension Plan participating company, it would have been considered a Short Term Incentive Award.

Section 2.45	Special Update Adjusted Career Average Pay

“Special Update Adjusted Career Average Pay,” as used in the Special Update to the Alternate Formula described in Section 4.02E(e), means (i) in the case of an Officer the sum of (a) the average annual Short Term Incentive Awards and the average annual Deferred Salary under the AT&T Senior Management Incentive Award Deferral Plan for the 1996 Base Period and (b) the average annual “Compensation” (as defined in the Pension Plan) for the 1996 Base Period, and (ii) in the case of an E-band Employee, the average annual “Compensation” (as defined in the Pension Plan) for the 1996 Base Period.

Article 2	-12-	Definitions

Section 2.46	Specified Employee

Any Participant who is a Key Employee (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by AT&T in accordance with its uniform policy with respect to all arrangements subject to Code Section 409A, based upon the 12-month period ending on each December 31st (such 12-month period is referred to below as the identification period). All Participants who are determined to be Key Employees under Code Section 416(i) (without regard to paragraph (5) thereof) during the identification period shall be treated as Key Employees for purposes of the Plan during the 12-month period that begins on the first day of the 4th month following the close of such identification period.

Section 2.47	Successor Plan Sponsor

“Successor Plan Sponsor” means Lucent Technologies Inc. and any other corporation or entity that enters into an agreement or agreements providing for the assumption of liabilities arising under this Plan, including the Management Interchange Agreement dated as of April 8, 1996, and the Employee Benefits Agreement dated February 1, 1996, and amended and restated as of March 29, 1996, between AT&T and Lucent Technologies Inc.

Section 2.48	Spouse

“Spouse” means a person of the opposite sex who is the lawful spouse of a married Participant, under the laws of the state of the Participant’s domicile, and at the relevant time period stated under the applicable Plan provisions.   Notwithstanding the preceding, if an alternate payee (as that term is defined in Section 414(p) of the Code) is deemed the surviving spouse for purposes of all or a portion of the Participant’s benefit under the Pension Plan, such alternate payee shall not be deemed to be the “spouse” for any purpose under this Plan.

Section 2.49	Term of Employment

 “Term of Employment” means “term of employment” as determined under the provisions of the Pension Plan, as that plan was in effect on January 1, 1997, but excluding any service subsequent to the date indicated, if any, by a provision of this Plan for purposes of applying such Plan provision. Notwithstanding the foregoing, except for purposes of determining a CIC Credit pursuant to Section 4.11E(c), a Participant’s Term of Employment shall end no later than the date the Participant is reclassified or reassigned (or such later date as otherwise specified in Section 3.02(c) for the purpose indicated therein).

Section 2.50	Termination of Employment

The ceasing of the Participant’s employment from the AT&T controlled group of companies for any reason whatsoever, whether voluntarily or involuntarily. Effective January 1, 2009, references herein to Termination of Employment, Terminate Employment, or a similar reference, shall mean the event where the employee has a separation from service, as defined under Code Section 409A, with all members of the AT&T controlled group. Notwithstanding the foregoing, the employment relationship of a Participant with the AT&T controlled group is considered to remain intact while the individual is on a Leave of Absence.

Article 2	-13-	Definitions

Section 2.51	Total Compensation

“Total Compensation” as used in the Alternate Minimum Formula described in Section 4.02(c) means, with respect to any period, the sum of (i) “Compensation” as defined in  the Pension Plan, (ii) Deferred Salary under the AT&T Senior Management Incentive Award Deferral Plan, and (iii) Short Term Incentive Awards, applicable to such period.

Section 2.52	Transition Employee

“Transition Employee” means a former Participant, as to whom the responsibility and liability for the payment of benefits accrued or payable under this Plan has been assumed by a Successor Plan Sponsor.

Section 2.53	Years of Service

“Years of Service” with respect to a Participant means the years of service as defined in Article 2 of the Pension Plan as that plan was in effect on December 31, 1993.  “Years of Service” is used herein solely for the purpose of determining a Participant’s eligibility for the Alternate Minimum Formula.

Article 2	-14-	Definitions

Article 3.
Participation and Eligibility for Plan Benefits

Section 3.01	Eligibility to Accrue Plan Benefits

Effective for periods prior to January 1, 1997, eligibility to accrue benefits under this Plan shall be determined in accordance with the provisions of the Plan as in effect from time to time prior to January 1, 1997.

Effective January 1, 1997 through July 31, 1997, all Officers and E-band Employees shall be eligible to accrue benefits under this Plan.

During the period beginning August 1, 1997 and ending December 31, 1997, no employee will accrue additional retirement benefits under this Plan.

Effective January 1, 1998, an employee who was an Officer prior to January 1, 1998 shall be eligible to accrue benefits under the Cash Balance Formula of this Plan, during the period on or after January 1, 1998 that he or she continues to be an Officer of a Participating Company.   Any other employee who becomes an Officer prior to January 1, 2009 shall become eligible to accrue benefits under the Cash Balance Formula on the date he or she becomes an Officer. Notwithstanding the preceding, such Officer shall not accrue additional benefits hereunder after the SERP Vesting Date. An individual who is not an Officer on December 31, 2008 shall not be eligible to accrue benefits under the Plan after December 31, 2008.

Effective January 1, 2004, an employee who defers compensation under the AT&T Executive Deferred Compensation Plan, or the AT&T Inc. Cash Deferral Plan for periods after December 31, 2006, shall be eligible to accrue benefits under this Plan with respect to amounts deferred under such plan, to the extent such amounts deferred are Qualified Deferrals.  Notwithstanding the preceding, a Qualified Deferral does not include amounts deferred with respect to any paycheck dated after December 31, 2007.

No individual shall become a Participant in this Plan after December 31, 2008.

Section 3.02	Eligibility to Receive Plan Benefits

(a) Participants Who Are Officers

Participants Who Are Officers Before January 1, 2009

Subject to the provisions of Section 3.01, Section 3.02(c) regarding reassignments and reclassifications, and Section 3.02(d) regarding Qualified Deferrals and Section 3.02(a)(v) regarding Participants who become an Officer after December 31, 2008, a Participant who is an Officer prior to January 1, 2009 shall be eligible for the following pension benefits from the Plan, in an amount determined in accordance with the provisions of Article 4 and Appendix E.  If a Participant is eligible for a benefit determined pursuant to more than one subparagraph of this Section 3.02(a), the benefit payable from the Plan shall be determined under the provision which applies to him or her and which produces the greatest benefit, taking into account the Pension Commencement Date and the form of payment. Notwithstanding the preceding, the benefit with respect to a Participant who is an Officer prior to January 1, 2009 shall be calculated as of the earlier of the Participant’s termination of employment or SERP Vesting Date as the immediate single life annuity that would be payable under the Plan commencing on such date, and once determined, the amount of the single life annuity payable under this Plan shall not change.

Article 3	-15-	Participation And Eligibility For Plan Benefits

(i)
If the Participant is a Cash Balance Participant, a Benefit Based on the Cash Balance Account, as described in Section 4.03E(f), provided that the Participant is vested under the Pension Plan at the time of his or her termination of employment from the AT&T Controlled Group;

(ii)
If the Participant is Service Pension Eligible at the time of his or her termination of employment with a Participating Company, a Service Benefit determined in accordance with the applicable provision of  Section 4.01E and Section 4.02E (with regard to benefits frozen prior to January 1, 1998);

(iii)
If the Participant is not Service Pension Eligible at the time specified in the relevant Plan provision, a Deferred Vested Benefit determined in accordance with Section 4.02E(a) or Section 4.02E(d) (with regard to benefits frozen prior to January 1, 1998), as applicable, provided that the Participant is vested under the Pension Plan at the time of his or her termination of employment from the AT&T Controlled Group;

(iv)
If the Participant became eligible for a disability pension from the Pension Plan while an Officer, a Disability Benefit, determined in accordance with Section 4.02E(a) or Section 4.02E(d) (with regard to benefits frozen prior to January 1, 1998), as applicable. Such Disability Benefit shall be paid in lieu of any other benefit under the Plan, so long as the Participant is prevented by such disability from resuming active service with a Participating Company. If the Participant’s disability continues to his or her Normal Retirement Date, the Disability Benefit shall be converted to a Service Benefit commencing on the first day of the month following such Normal Retirement Date;

Participants Who Become Officers After December 31, 2008

(v)
If an individual first becomes an Officer after December 31, 2008, the only benefits payable under the Plan with respect to such individual will be benefits attributable to Qualified Deferrals, if any, and benefits that were accrued under the Plan prior to January 1, 1998, if any. Benefits earned prior to January 1, 1998 will be paid pursuant to the provisions of Section 3.02(b) applicable to Participants who are E-band Employees, and benefits attributable to Qualified Deferrals pursuant to Section 3.02(d). The benefit with respect to such Participant shall be calculated as of the SERP Effective Date as the immediate single life annuity that would be payable under the Plan commencing on such date, and once determined, the amount of the single life annuity payable under this Plan shall not change.

Article 3	-16-	Participation And Eligibility For Plan Benefits

(b) Participants Who Are E-band Employees (and Certain Officer Promotions)

Subject to the provisions of Section 3.01, Section 3.02(c) regarding reassignments and reclassifications, and Section 3.02(d) regarding Qualified Deferrals, a Participant who is an E-band Employee, and a Participant who becomes an Officer after December 31, 2008, shall be eligible for the following pension benefits from the Plan, in an amount determined in accordance with the provisions of Article 4 and, as applicable Appendix E:

(i)
If the Participant is Service Pension Eligible at the time of his or her termination of employment from a Participating Company, a Service Benefit determined in accordance with the applicable provision of Section 4.01E and Section 4.02E (with respect to benefits frozen prior to January 1, 1998) ;

(ii)
If the Participant is not Service Pension Eligible at the time of his or her termination of employment with a Participating Company, a Deferred Vested Benefit determined in accordance with Section 4.02E(a) or Section 4.02E(d) (with respect to benefits frozen prior to January 1, 1998), as applicable, provided that the Participant is vested under the Pension Plan at the time of his or her termination of employment from the AT&T Controlled Group.

In applying the provisions of this Section 3.02(b) to a Participant who is promoted to Officer after December 31, 2008, the determinations in (i) and (ii) of whether the Participant is Service Pension Eligible shall be made as of such Participant’s SERP Effective Date. The benefit with respect to such a Participant shall be determined as described in Section 3.02(a)(v).

(c) Reassignments

(i)
An Officer who, on or after January 1, 1986 and before January 1, 1998, was reassigned to a position evaluated below the E-band level for reasons other than unsatisfactory performance, and who has satisfied the vesting requirements of the Pension Plan as of the reassignment date shall be eligible for benefits as follows:

(A) such a former Officer who was Service Pension Eligible as of the reassignment date, shall be eligible for a Service Benefit under Section 3.02(a)(ii) as of his or her termination of employment.  The benefit of any reassigned Officer described in this Section 3.02(c)(i)(A) shall equal the greater of (1) or (2), as follows:

(1)
an amount computed in accordance with Section 4.02(a), the Basic Formula, or Section 4.02(d), the Special Update to the Basic Formula, as applicable, as in effect on the reassignment date.  For purposes of determining a benefit under the Basic Formula, the Participant’s Term of Employment shall exclude any period following the earliest to occur of the last day of the year in which he or she was reassigned, July 31, 1997, or termination of employment; and

Article 3	-17-	Participation And Eligibility For Plan Benefits

(2)
an amount computed in accordance with Section 4.02(b) (the Alternate Formula), or Section 4.02(e) (the Special Update to the Alternate Formula), as applicable, as in effect on the reassignment date. For purposes of determining a benefit under the Alternate Formula, the Participant’s Term of Employment shall exclude any period following the last day of 1988 or if later, the earliest to occur of the last day of the year in which he or she was reassigned, July 31, 1997, or termination of employment.

(B) such a former Officer who was not Service Pension Eligible, but who was eligible for a deferred vested pension pursuant to the Pension Plan as of the reassignment date, shall be eligible for a Deferred Vested Benefit under Section 3.02(a)(iii) as of his or her termination of employment.  For purposes of determining benefits pursuant to this Section 3.02(c)(i) (B) the Participant’s Term of Employment shall exclude any period following the earliest to occur of the last day of the year in which such reassignment occurs, July 31, 1997, or termination of employment, and.

(ii)
An Officer who, on or after January 1, 1986 and before January 1, 1998, was reassigned to a position evaluated below the E-band level, and who was not Service Pension Eligible or eligible for a deferred vested pension pursuant to the Pension Plan as of the reassignment date, will not be eligible for benefits under this Plan.

(iii)
An Officer who, on or after January 1, 1986 and before January 1, 1998, was reassigned to a position evaluated at the E-band level for reasons other than unsatisfactory performance, shall be eligible for benefits as follows:

 (A) such a former Officer who was Service Pension Eligible as of the reassignment date, shall be eligible for a Service Benefit under Section 3.02(a)(ii) upon his or her termination of employment. The benefit of any reassigned Officer described in this Section 3.02(c)(iii)(A) shall equal the greater of (1) and (2) as follows:

(1)
 an amount computed in accordance with Section 4.02(a), the Basic Formula, or Section 4.02(d), the Special Update to the Basic Formula, as applicable, as in effect on the reassignment date. For purposes of determining a benefit under the Basic Formula, the Participant’s Term of Employment shall exclude any period following the earliest to occur of the last day of the year in which his or her job was reclassified, July 31, 1997, or termination of employment;  for purposes of determining a benefit under the Special Update to the Basic Formula, the Participant’s Term of Employment shall exclude any period following the earliest to occur of the last day of the year in which his or her job was reclassified, December 31, 1996, or termination of employment; and

Article 3	-18-	Participation And Eligibility For Plan Benefits

(2)
 an amount computed in accordance with Section 4.02(b) (the Alternate Formula), or Section 4.02(e) (the Special Update to the Alternate Formula), as applicable, as in effect on the reassignment date.  For purposes of determining a benefit under the Alternate Formula, the Participant’s Term of Employment shall exclude any period following the last day of 1988 or if later, the earliest to occur of the last day of the year in which his or her job was reclassified, July 31, 1997, or termination of employment; for purposes of determining a benefit under the Special Update to the Alternate Formula, the Participant’s Term of Employment shall exclude any period following the earliest to occur of the last day of the year in which his or her job was reclassified, December 31, 1996, or termination of employment.

 (B) such a former Officer who was not Service Pension Eligible but was eligible for a deferred vested pension pursuant to the Pension Plan, as of the reassignment date, shall be eligible for a Deferred Vested Benefit under Section 3.02(a)(iii) upon his or her termination of employment.  The benefit of any reassigned Officer described in this Section 3.02(c)(iii)(B) shall be computed under Section 4.02(a) (the Basic Formula), or Section 4.02(d) (the Special Update to the Basic Formula), as applicable, in effect as of the date of such reassignment.  For purposes of determining a benefit under the Basic Formula, the Participant’s Term of Employment shall exclude any period following the earliest to occur of the last day of the year in which his or her job was reclassified, July 31, 1997, or termination of employment; for purposes of determining a benefit under the Special Update to the Basic Formula, the Participant’s Term of Employment shall exclude any period following the earliest to occur of the last day of the year in which his or her job was reclassified, December 31, 1996, or termination of employment.

(iv)
A Participant, other than an Officer, whose job was classified or reclassified during or after 1986 and prior to January 1, 1998 to a level below E-band, will be eligible for the Service Benefit computed in accordance with Section 4.02(b) (the Alternate Formula), or Section 4.02(e) (the Special Update to the Alternate Formula), as applicable, as in effect on the reclassification date, provided he or she is Service Pension Eligible as of the date of such classification or reclassification, and further provided he or she is not demoted subsequent to such day because of unsatisfactory job performance prior to termination of employment.  For purposes of determining a benefit under the Alternate Formula, the Participant’s Term of Employment shall exclude any period following the last day of 1988 or if later, the earliest to occur of the last day of the year in which his or her job was reclassified, July 31, 1997, or termination of employment;  For purposes of determining a benefit under the Special Update to the Alternate Formula, the Participant’s Term of Employment shall exclude any period following the earliest to occur of the last day of the year in which his or her job was reclassified, December 31, 1996, or termination of employment.

Article 3	-19-	Participation And Eligibility For Plan Benefits

(v)
The benefit with respect to a Participant who is an Officer on or after January 1, 1998 who is reassigned on or after January 1, 1998 and before January 1, 2009, shall be determined pursuant to Section 4.03(f); provided, however, that the benefit of such former Officer shall be determined in accordance with subparagraphs (i) through (iii) of this Section 3.02(c) assuming a reassignment date of December 31, 1997, if such determination produces a higher benefit, as of the Participant’s Pension Commencement Date.

(d) Benefits Based on Qualified Deferrals

A Participant who is a Deferral Participant shall be eligible for a Benefit Based on the Qualified Deferrals Cash Balance Account, as described in Section 4.11E.  Notwithstanding any other provision of the Plan to the contrary, the Benefit Based on the Qualified Deferrals Cash Balance Account shall be payable in addition to any other benefits payable under the Plan.

Article 3	-20-	Participation And Eligibility For Plan Benefits

Article 4.
Pension Benefits After 2008

Section 4.01	Applicable Benefit Formulas.

The provisions of this Article 4 apply with respect to benefits payable to or with respect to a Participant who terminates employment on or after December 1, 2008.  This article also describes the distribution provisions with respect to Participants who terminated employment after December 31, 2004 with respect to whom benefit payments had not commenced on or before December 1, 2008. The determination of pension benefits in all other cases is made as described in Appendix E. Appendix E generally includes the provisions of Article 4 as in effect prior to December 31, 2008.  References in the Plan to a provision in Article 4 should in general be interpreted as reference to the corresponding provision in Appendix E when applied to or with respect to a termination of employment prior to December 1, 2008.

(a) Participants Terminated Before January 1, 1997

The Service Benefit, Deferred Vested Benefit, or Disability Benefit payable to a Participant who terminated employment from a Participating Company prior to January 1, 1997 is determined in accordance with the terms of the Plan as in effect from time to time prior to January 1, 1997.

(b) Active Participants on  January 1, 1997

(i)	Participants Whose Eligibility to Accrue Benefits Ends Prior to August 1, 1997.

(A)
Subject to the provisions of Section 4.01(b)(i)(D), the annual benefit of a Participant, who is an Officer or an E-band Employee on January 1, 1997, who is an Officer at the time he or she leaves the service of a Participating Company prior to August 1, 1997, and who is Service Pension Eligible as of the last day of his or her Term of Employment, will be the greater of the annual benefit amount determined under the Basic Formula described in Section 4.02E(a), the annual benefit amount determined under the Alternate Formula described in Section 4.02E(b), or, in the case of an Officer who had at least five Years of Service as an Officer as of December 31, 1993, the annual benefit amount determined under the Alternate Minimum Formula described in Section 4.02E(c).

(B)
Subject to the provisions of Section 4.01(b)(i)(D), the annual benefit of a Participant, who is an Officer or an E-band Employee on January 1, 1997, who is an Officer at the time he leaves the service of a Participating Company prior to August 1, 1997, but who is not Service Pension Eligible as of the last day of his or her Term of Employment, will be a Deferred Vested Benefit determined under the Basic Formula described in Section 4.02E(a), provided he or she is vested under the Pension Plan at the time of termination of employment from the AT&T Controlled Group.  Notwithstanding the provisions of the immediately preceding sentence, if such Participant was an Officer who had at least five Years of Service as an Officer as of December 31, 1993, the annual benefit shall not be less than the annual benefit determined under the Alternate Minimum Formula described in Section 4.02E(c).

Article 4	-21-	Pension Benefits After 2008

(C)
Subject to the provisions of Section 4.01(b)(i)(D), the annual benefit of a Participant, who is an E-band Employee on January 1, 1997, who terminates employment as an E-band Employee prior to August 1, 1997 and who is Service Pension Eligible as of the last day of his or her Term of Employment, will be the annual benefit amount determined under the Alternate Formula described in Section 4.02E(b).

(D)
Effective August 1, 1997, the annual benefit of a Participant described in this Section 4.01(b)(i) shall increase (but shall not be decreased) to the amount determined pursuant to the following subsection 4.01(b)(ii)(A), if the Participant is described in subsection 4.01(b)(i)(A), or to the amount determined pursuant to subsection 4.01(b)(ii)(B) if the Participant is described in subsection 4.01(b)(i)(B), or to the amount determined pursuant to the following subsection 4.01(b)(ii)(D), if the Participant is described in subsection 4.01(b)(i)(C).  For purposes of applying the provisions of Section 4.01(b)(ii) to increase a benefit which commenced prior to August 1, 1997 pursuant to this subsection 4.01(b)(i)(D), any age-based reduction shall be based on such Participant’s age on his or her original Pension Commencement Date.

(ii)	Participants Whose Eligibility to Accrue Benefits Ends after July 31, 1997.

(A)
Subject to the provisions of subsection 4.01(b)(ii)(C) for Officers after December 31, 1997, the annual benefit of a Participant who is an Officer or an E-band Employee on January 1, 1997, who is an Officer at the time he or she leaves the service of a Participating Company after July 31, 1997, and who is Service Pension Eligible as of his or her termination of employment from a Participating Company, will be the greater of the annual benefit amount determined under the Special Update to the Basic Formula described in Section 4.02E(d) and the annual benefit amount determined under the Special Update to the Alternate Formula described in Section 4.02E(e). Notwithstanding the preceding, in no event shall be the benefit with respect to a Participant described in this subsection 4.01(b)(ii)(A) be less than the amounts determined pursuant to Section 4.01(b)(i)(A).

(B)
Subject to the provisions of subsection 4.01(b)(ii)(C), the annual benefit of a Participant who is an Officer or an E-band Employee on January 1, 1997, who is an Officer at the time he leaves the service of a Participating Company after July 31, 1997  but  who is not Service Pension Eligible as of the last day of his or her termination of employment will be a Deferred Vested Benefit equal to the greater of the annual benefit amount determined under the Special Update to the Basic Formula described in Section 4.02E(d) or the amounts determined pursuant to Section 4.01(b)(i)(B), provided he or she is vested under the Pension Plan at the time of termination of employment from the AT&T Controlled Group.

Article 4	-22-	Pension Benefits After 2008

(C)	The annual benefit of a Participant on January 1, 1997 who is also an Officer on or after January 1, 1998 shall not be less than the amount determined pursuant to subsection 4.01(d).

(D)
Subject to the provisions of Section 4.01(d)(ii) regarding an E-band Employee who becomes an Officer on or after January 1, 1998, the benefit of a Participant who is an E-band Employee on January 1, 1997, who terminates employment as an E-band Employee after July 31, 1997, and who is Service Pension Eligible as of his or her termination of employment from a Participating Company, will be the annual benefit amount determined under the Special Update to the Alternate Formula described in Section 4.02E(e), but shall in no event be less than the amount determined pursuant to Section 4.01(b)(i)(C).

(c) New Participants after January 1, 1997 and before January 1, 1998

(i)
An individual who first becomes a Participant after January 1, 1997 and before January 1, 1998, and who is an Officer on January 1, 1998, shall be eligible for benefits determined pursuant to Section 4.01(d).

(ii)
An individual who first becomes an Officer on or after August 1, 1997, who was not previously an E-band Employee, and who leaves the service of a Participating Company prior to January 1, 1998 shall not be eligible for benefits under the Plan.

(iii)
An individual, who first becomes a Participant after January 1, 1997 and before January 1, 1998, who is not an Officer at any time on or after January 1, 1998, and who terminates employment with a Participating Company on or after January 1, 1998 shall be eligible for a Service Benefit if the Participant is Service Pension Eligible at the time of his or her termination of employment from a Participating Company. Such benefit shall be determined only under the Alternate Formula described in Section 4.02E(b). No benefit shall be payable from the Plan if such Participant is not Service Pension Eligible at the time of his or her termination of employment from a Participating Company.

(d) Participants who are Officers on or after January 1, 1998 (Cash Balance Participants)

Participants Who Are Officers Before January 1, 2009

 (i)       An individual who is an Officer on or after January 1, 1998, who first became an Officer on or after August 1, 1997 and who was not previously an E-band Employee shall be eligible for a benefit determined under Section 4.03 if such Officer is vested in his or her benefit under the Pension Plan upon his or her termination of employment from the AT&T Controlled Group.

(ii)      An individual who is an Officer on or after January 1, 1998, who was an Officer or an E-band Employee prior to August 1, 1997, and whose Pension Commencement Date is after July 1, 1998, shall be eligible for a benefit from the Plan if such Officer is vested in his or her benefit under the Pension Plan upon termination of employment from the AT&T Controlled Group. The benefit shall be the greater of (A) the benefit determined pursuant to Section 4.03, or (B) the sum of (I) the Mid-Career Pension Benefit determined pursuant to Section 4.07 and (II) the benefit accrued under the Plan prior to January 1, 1998 and payable pursuant to the terms of Section 4.01E(b)(ii)(A) or Section 4.01E(b)(ii)(B), as applicable.  For purposes of the preceding sentence, the determination of the greater of (A) and (B) shall be made taking into account the Pension Commencement Date and the form of payment determined in accordance with Section 4.09E.

Article 4	-23-	Pension Benefits After 2008

Participants Who Become Officers After December 31, 2008

(iii)
Notwithstanding the preceding Sections 4.01(d)(i) and 4.01(d)(ii), benefits, if any, with respect to an individual who first becomes on Officer after December 31, 2008 shall be determined pursuant to the provisions of the Plan related to a Qualified Deferral Participant and to a Participant who is an E-band Employee, as applicable with respect to such individual. Such a Participant shall not be eligible for benefits determined under the Cash Balance Formula.

(e)   Surviving Spouse of an E-band Employee or Officer

 An Automatic Survivor Annuity will be paid to the Spouse to whom an E-band Employee or Officer is married at the time of his or her death while an active employee, provided such Participant is vested as of his or her date of death, and satisfies the provisions of Section 4.04 at the date of death.  The benefit payable to such Spouse shall be equal to the present value of the benefit determined in accordance with Section 4.04.  The provisions of this Section 4.01(e) do not apply to a benefit determined under the cash balance formula of Section 4.11, or to a benefit based on a Mid-Career Pension Benefit of Section 4.07E. The benefit to a Surviving Spouse shall not be payable under both this Section 4.01(e) and Section 4.01(f).

(f) Surviving Spouse (or Estate) of a Cash Balance Participant

A benefit, determined pursuant to the provisions of Section 4.10, shall be payable to the surviving Spouse (or estate, in the case of a Participant who is not married at the time of death) of a Cash Balance Participant who is vested in his or her benefit under the Pension Plan as of his or her date of death and who dies prior to commencing distribution of his or her benefit under the Plan.  The benefit to a Surviving Spouse shall not be payable under both this Section 4.01(f) and Section 4.01(e).

(g) Deferral Participant

An individual who is a Deferral Participant shall be eligible for a benefit determined pursuant to Section 4.11, provided that such Participant is vested in his or her benefit under the Pension Plan upon his or her termination of employment from the AT&T Controlled Group.  Notwithstanding any other provision of the Plan to the contrary, such benefit shall be payable in addition to any other benefits otherwise payable under the Plan.

Article 4	-24-	Pension Benefits After 2008

(h) Surviving Spouse (or Estate) of a Deferral Participant

A benefit, determined pursuant to the provisions of Section 4.10, shall be payable to the surviving Spouse (or estate, in the case of a Participant who is not married at the time of death) of a Deferral Participant who is vested in his or her benefit under the Pension Plan as of his or her date of death and who dies prior to commencing distribution of his or her benefit under the Plan.

Section 4.02	Benefit Formulas (other than Cash Balance)

To the extent that a benefit payable to a Participant who terminates employment on or after December 1, 2008 is based on a formula other than the Cash Balance Account of Section 4.03 or the Qualified Deferral Cash Balance Account of Section 4.11, the amount of such benefit shall be determined in accordance with the provisions of Section 4.02E of Appendix E.

Section 4.03	Cash Balance Accounts

Effective January 1, 1998, a cash balance formula was added to the Plan, applicable only to Participants who were Officers on or after such date.  Section 4.03E describes the manner in which cash balance accounts were established, and the annual accruals under such formula.

The Cash Balance Account of a Participant who is an Officer prior to January 1, 2009 shall continue to be credited with Annual Award Credits and Interest Credits until the earlier of such Participant’s termination of employment or SERP Vesting Date, at which time no further amounts shall be credited to the Cash Balance Account.  In the latter case, the provisions of Section 4.03E(c) and Section 4.03E(d) shall be applied as if the SERP Vesting Date is the Participant’s termination date and commencement date, as applicable.   The amount of the single life annuity that would be payable from the Cash Balance Account commencing as of such date shall be determined in accordance with the provisions of Section 4.03E(f). Any reference to the Benefit Based on the Cash Balance Account for a period after the SERP Vesting Date shall be the amount so determined as of such date.

The Cash Balance Account with respect to a Participant who is not an Officer prior to January 1, 2009 shall be zero.

Section 4.04	Automatic Survivor Annuities

The Automatic Survivor Annuity described in this Section 4.04 does not apply to a benefit determined under the cash balance formula of Section 4.03 or 4.11, or to a benefit based on the Mid-Career Pension Benefit of Section 4.07. The Automatic Survivor Annuity is payable upon the death of a Participant who dies while actively employed after December 31, 2008, if such Participant’s benefit under the Plan is determined under a formula described in Section 4.02E.

The surviving Spouse of such a Participant shall be entitled to a pre-retirement Automatic Survivor Annuity determined pursuant to this Section 4.04 effective commencing as of the first day of the month following the death of a Participant who dies while an employee if such Participant  has a Term of Employment of at least fifteen years at the time of death, or,  if such Participant meets the age and Term of Employment requirements for a Service Benefit (or is Service Pension Eligible) at the time of his or her death. The pre-retirement Automatic Survivor Annuity shall be payable monthly in an amount equal to forty six percent of the monthly benefit that would have been payable to the Participant pursuant to Section 4.02E had such Participant terminated employment with a Service Benefit, regardless of his or her actual eligibility therefore, on the date of his or her death.  For purposes of determining the Automatic Survivor Annuity provided in this Section 4.04(a), the early retirement discounts in Sections 4.02E(a), 4.02E(b), 4.02E(d) or 4.02E(e) shall not apply.  With respect to a Participant whose benefit is determined pursuant to Section 4.01(d)(ii)(B), the Automatic Survivor Annuity shall not include the portion, if any, of the Participant’s benefit attributable to the Participant’s transferred Mid-Career Pension Benefit described in Section 4.07. With respect to a Participant who terminates employment on or after December 1, 2008, distribution of a benefit determined pursuant to this Section 4.04 shall be made in a lump sum payment upon the death of the Participant.  The amount of the lump sum payment shall be determined by multiplying the monthly benefit determined above by the immediate single life annuity factor based on the age of the surviving Spouse as of the commencement date, and the Code Section 417(e) actuarial assumptions in effect under the Pension Plan as of such date.

Article 4	-25-	Pension Benefits After 2008

Section 4.05	Special Increases

The provisions of Section 4.05E do not apply to a benefit that commences after December 1, 2008, except in the case of a survivor benefit payable with respect to a Participant who commenced distribution of a Plan benefit on or before December 1, 2008.

Section 4.06	Monthly Payments

The annual benefit determined under Section 4.02 shall be divided by twelve to determine a monthly benefit amount.  All annuity benefits under the Plan shall be payable monthly or at such other periods as the Committee or the Administrator, as applicable, may determine in each case; a benefit payable other than monthly shall be adjusted to reflect the period covered by such payment.  Notwithstanding the preceding, distributions after December 1, 2008 with respect to a Participant who terminates employment on or after December 1, 2008 shall only be made in the form of a lump sum or installments over a period of 120 months, except with respect to a SERP Election.

Section 4.07	Mid-Career Pension Benefit

The description of the Mid-Career Pension Benefit is set forth in Section 4.07E of Appendix E.

Section 4.08	Treatment During Subsequent Employment

Effective beginning January 1, 2005, benefits shall not be suspended during a period of employment or reemployment. Benefits paid upon a subsequent termination of employment shall be reduced by the actuarial equivalent of the benefit payments that were continued during reemployment.

Article 4	-26-	Pension Benefits After 2008

Section 4.09	Payment of Pensions

(a) Commencement Prior to 2005

Provisions governing the payment of pension benefits that commenced after 2004 and prior to 2009 are set forth in Section 4.09E of Appendix E.

(b) Commencement After 2004 and Prior to 2009

Provisions governing the payment of pension benefits that commenced after 2004 and prior to 2009 are set forth in Section 4.09E of Appendix E.

(c) Commencement After 2008

Payment of benefits that commence after December 1, 2008, except in the case of a survivor benefit payable with respect to a Participant who commenced distribution of a Plan benefit on or before December 1, 2008, shall be made in the time and form as described in the following subparagraphs (i) through (iv), as applicable.

(i) Participants Terminating Prior to 2005:  The provisions of Section 4.09E regarding the time and form of payment of benefits under the Plan shall apply with respect to benefits commencing after 2008 to or with respect to a Participant who terminated employment prior to 2005.  If such an individual   is rehired into a position covered by this Plan after 2004, the terms of the Plan shall apply separately to the benefit earned prior to 2005 and the benefit earned after 2004.

    (ii) Participants Terminating Employment after 2004 and Prior to December 1, 2008: Subject to the provisions of Section 4.09(d) and Section 6.01, benefits payable to or with respect to a Participant who terminates employment after December 31, 2004 and prior to December 1, 2008 shall be paid

(A) if distribution of benefits to or on behalf of the Participant commence on or before December 1, 2008, pursuant to the provisions of Section 4.09E, or

(B) if distribution of benefits does not commence on or before December 1, 2008, the annual benefit amount to which such Participant is entitled commencing at Normal Retirement Date shall be determined under the terms of the Plan as set forth in Appendix E.  Distribution of such benefit shall be made to the Participant commencing on July 1, 2009 in the form of a lump sum, equal to the present value determined pursuant to Section 4.09(c)(iv); provided, however, if the amount so determined exceeds $50,000, distribution shall be paid in monthly installments over a period of 120 months. If the Participant dies prior to the commencement of such payment, distribution equal to the present value of the amount that otherwise would have been payable to the Participant shall be made on July 1, 2009 to the Surviving Spouse, if any, otherwise to the estate of the Participant.  If the Surviving Spouse entitled to receive the benefit described in the preceding sentence dies after the Participant but before distribution of such benefit, the benefit shall be paid to the estate of the Surviving Spouse. Survivor benefits, if any, upon death following commencement of distribution to the Participant shall be determined pursuant to the provisions of Section 4.10(d).

Article 4	-27-	Pension Benefits After 2008

(iii) Participants Terminating Employment on or After December 1, 2008: Subject to the provisions of Section 4.09(c)(iv) and Section 4.09(d), benefits payable to or with respect to a Participant who terminates employment on or after December 1, 2008 shall be paid as follows:

(A) Participants Who Are Not SERP Participants:

The “Plan Retirement Benefit” for a Participant who does not become a SERP Participant is equal to the sum of (i) the benefit earned prior to January 1, 1998, determined pursuant to the provisions of Section 4.02E, and (ii) the Benefit Based on the Qualified Deferrals Cash Balance Account, if any, payable at Normal Retirement Date and determined pursuant to the provisions of Section 4.11, expressed as a single life annuity payable commencing at Normal Retirement Date. Distribution of such benefit shall be paid in the form of a lump sum, in an amount determined pursuant to Section 4.09(c)(iv), upon the Participant’s Termination of Employment; provided, however, if the present value so determined exceeds $50,000, distribution shall be paid in monthly installments over a period of 120 months. If the Participant dies before receiving a complete distribution of the benefits so determined, survivor benefits, if any, shall be paid in accordance with the provisions of Section 4.10.

(B) Participants Who Are SERP Participants on December 31, 2008:

(I) A Participant who is a SERP Participant on December 31, 2008 shall continue to accrue benefits under the Cash Balance Formula until the earlier of his or her SERP Vesting Date or termination of employment. As of such date, the Participant’s benefit under the Plan shall be determined as the greater of (A) the Participant’s benefit, if any, determined pursuant to Section 4.02 or (B) the sum of (i) the Benefit Attributable to the Cash Balance Formula and (ii) the Benefit Attributable to Qualified Deferrals, determined as if payment of such benefit were to commence on such date. The amount of the monthly benefit so determined, expressed as a single life annuity, shall be fixed and shall not change (the “Frozen Single Life Annuity”);

(II) Subject to the provisions of Section 4.09(d), upon Termination of Employment, distribution of the benefit determined pursuant to subparagraph (I) shall commence in a form of payment determined pursuant to such Participant’s SERP Election, as defined herein.  The amount payable to such Participant shall be the actuarial equivalent of the single life annuity determined pursuant to subparagraph (I), based on actuarial equivalent factors under the AT&T SERP as of the Participant’s Termination of Employment. Survivor benefits, if any, following the death of the Participant shall be determined in accordance with the provisions of Section 4.10.

Article 4	-28-	Pension Benefits After 2008

(C) Participants who become SERP Participants after December 31, 2008:

(I) A Participant who becomes a SERP Participant after December 31, 2008 shall not be entitled to accrued additional benefits under the Plan after December 31, 2008.  The sum of (i) the benefit earned prior to January 1, 1998, determined pursuant to the provisions of Section 4.02E, and (ii) the Benefit Attributable to Qualified Deferrals, determined pursuant to the provisions of Section 4.11, if any, shall be determined as if payment of such benefits were to commence on the SERP Effective Date, and the amount of the monthly benefit so determined, expressed as a single life annuity, shall be fixed and shall not change (the “Frozen Single Life Annuity”).

(II) Subject to the provisions of Section 4.09(d), distribution of the benefit determined pursuant to subparagraph (I) shall be paid in the form of a lump sum or in 120 monthly installments commencing upon Termination of Employment; the applicable form of payment shall be determined on the Participant’s SERP Effective Date, based on the present value of the Frozen Single Life Annuity if distribution of such benefit commenced on the SERP Effective Date in the form of a single life annuity, and based on the actuarial assumptions in effect under the SERP as of such date.  If the present value determined as of such SERP Effective Date is $50,000 or less, the form of payment shall be a lump sum, and if the present value exceeds $50,000, the form of payment shall be 120 monthly installments.  The amount of the benefit payable commencing at Termination of Employment shall be determined in accordance with the provisions of Section 4.09(c)(iv).  If the Participant dies before receiving a complete distribution of the benefits so determined, survivor benefits, if any, shall be determined in accordance with the provisions of Section 4.10.

(iv) Determination of Present Value:  For purposes of Section 4.09(c)(ii)(B), Section 4.09(c)(iii)(A), and Section 4.09(c)(iii)(C), present value shall be determined as follows:

(A)
Employee who is not a SERP Participant: with respect to a Participant described in Section 4.09(c)(ii)(B) or Section 4.09(c)(iii)(A), an amount equal to the present value of the single life annuity that would be payable under the Plan commencing on the Participant’s Normal Retirement Date.  Such present value shall be determined on the basis of actuarial assumptions under the Qualified Plan as of such date, calculated as follows: the annual amount of such benefit payable at Normal Retirement Date shall be multiplied by the factor for determining the lump sum value as set forth in Appendix B of the Qualified Plan for the Participant’s age at Termination of Employment.  Notwithstanding the preceding, for a Participant described in Section 4.09(c)(ii)(B), the present value shall be based on the Participant’s age as of December 1, 2008, and the amount so determined will be accumulated to July 1, 2009 at an effective annual interest rate of four percent; and

Article 4	-29-	Pension Benefits After 2008

(B)
Employee who is a SERP Participant other than a SERP Participant on December 31, 2008:  with respect to a Participant described in Section 4.09(c)(iii)(C), the present value of the amount payable commencing at Termination of Employment shall be determined by multiplying the Frozen Single Life Annuity (determined pursuant to Section 4.09(c)(iii)(C)(I)) by an immediate annuity factor based on the age of the Participant at Termination of Employment.  The immediate annuity factor shall be based on the Mortality Tables and the GAAP Rate, both as in effect for the calendar year immediately preceding the calendar year of the Participant’s Termination of Employment, and as defined in the SERP.

With respect to benefits payable in installments over a period of 120 months, the amount of each monthly installment shall be calculated in the same manner that a financial institution would calculate the monthly payments for a 10-year fixed interest loan, based on the present value of Plan benefits determined pursuant to Section 4.09(c)(iv). The interest rate used in the calculations shall be equal to the Code Section 417(e) interest rate in effect under the Pension Plan on the date of the Participant’s Termination of Employment, or, with respect to distributions made pursuant to Section 4.09(c)(ii)(B), the rate in effect for the 2008 calendar year.

(d) Payments to Specified Employees

Notwithstanding the provisions of the preceding sections 4.09(a) through 4.09(c), effective on and after January 1, 2005 with respect to payments in the form of a commercial annuity pursuant to Section 6.01 and effective on and after January 1, 2009 with respect to all other payments under the Plan, payment under the Plan to or with respect to a Participant who is eligible to participate in the SERP or who is determined to meet the definition of Specified Employee shall be payable as otherwise provided in this Plan, except that the initial payment shall be made no earlier than six (6) months following his or her Termination of Employment.  If, absent this Section 4.09(d), payment to a Specified Employee would have commenced before the expiration of such six-month period, the first payment with respect to such Specified Employee will include the sum of the annuity payments withheld, together with interest thereon.    For purposes of the immediately preceding sentence, interest shall be credited using the GAAP Rate in effect as of the end of the calendar year immediately preceding the Participant’s Termination of Employment, for distributions made after December 31, 2007.  “GAAP Rate” means such rate as defined under the SERP for the referenced period. Notwithstanding the preceding, for distributions made prior to January 1, 2008, interest credited for purposes of this Section 4.09(d) shall be at an effective annual rate equal to 120 percent of the Federal Mid-term rate in effect as of the date such annuity payments otherwise would have commenced.

Article 4	-30-	Pension Benefits After 2008

Section 4.10	Payment of Plan Benefits Following Death

The provisions of this Section 4.10 apply upon the death of a Participant who is an employee on or after December 1, 2008, and, for purposes of Section 4.10(d), upon the death of a Participant described in Section 4.09(c)(ii)(B).

(a) Death prior to commencement:  If a Participant described in Section 4.09(c)(iii) dies before Termination of Employment, or following Termination of Employment but before the date as of which distribution of the Plan benefit commences, benefits will be payable in a lump sum to the  Spouse, or if there is no surviving Spouse, to the Participant’s estate.  The amount of such lump sum payment shall be determined pursuant to the provisions of Section 4.10(c).

(b) Death of Spouse before payment of survivor benefit:  If a Participant dies before the date as of which distribution of the Plan benefits commences, and he or she is survived by a Spouse entitled to payment pursuant to Section 4.10(a), and such surviving Spouse dies prior to the date payment of benefits under this Plan commence, a lump sum benefit shall be payable to the estate of the Spouse upon the death of the Spouse. The amount of such lump sum payment shall be determined pursuant to the provisions of Section 4.10(c).

(c) Determination of lump sum amount for death before commencement:

(i) With respect to a Participant described in Section 4.09(c)(iii)(A), the lump sum payment payable pursuant to Section 4.10(a) or Section 4.10(b) shall be an amount equal to the present value of the Plan Retirement Benefit, as defined in Section 4.09(c)(iii)(A).  Such present value shall be determined on the basis of actuarial assumptions under the Qualified Plan as of the date of death, calculated as follows: the annual amount the Plan Retirement Benefit, payable in the form of a single life annuity commencing at Normal Retirement Date shall be multiplied by the factor for determining the lump sum value as set forth in Appendix B of the Qualified Plan for the Participant’s age at death;

(ii) The lump sum payment payable pursuant to Section 4.10(a) or Section 4.10(b) upon the death of a Participant who is a SERP Participant, shall be determined by multiplying the Frozen Single Life Annuity determined pursuant to Section 4.09(c)(iii)(B) or Section 4.09(c)(iii)(C), as applicable, by an immediate annuity factor based on the age of the Participant as of the date of death.  The immediate annuity factor shall be based on the Mortality Tables and the GAAP Rate, both as in effect for the calendar year immediately preceding the calendar year of the date of death and as defined in the SERP.

(d) Death following commencement of distribution for a Participant who is not a SERP Participant on December 31, 2008:  If a Participant described in Section 4.09(c)(ii)(B), Section 4.09(c)(iii)(A) or Section 4.09(c)(iii)(C) dies following distribution of Plan benefits in the form of a lump sum, no benefit shall be payable following the death of the Participant. If the Participant is receiving payment of the Plan benefit in the form of 120 monthly installments, the present value of the remaining payments shall be made to the surviving Spouse of the Participant, or if there is no surviving Spouse, to the estate of the Participant. Such present value shall be calculated using the interest rate that was used to determine the amount of the monthly installments at the time distribution of such payments commenced.

Article 4	-31-	Pension Benefits After 2008

(e) Death following commencement of distribution for a Participant who is a SERP Participant on December 31, 2008:  Upon the death following commencement of benefits under the Plan of a Participant who is a SERP Participant on December 31, 2008, further payment of benefits related to the retirement benefit under the Plan shall be the survivor benefit, if any, payable under the terms of an election made on or before December 31, 2008 with respect to benefits that may become payable to the Participant under the SERP, determined under the actuarial assumptions and methodology set forth in the SERP.   Any survivor benefit payable pursuant to this Section 4.10(e) shall be paid to the same beneficiary to whom survivor benefits are payable under the SERP.

Section 4.11	Qualified Deferrals Cash Balance Account

A Qualified Deferral Cash Balance Account was added to the Plan effective January 1, 2005, or such later date on which an Officer, E-band Employee, or other eligible employee began deferring certain compensation under the AT&T Executive Deferred Compensation Plan or the AT&T Inc. Cash Deferral Plan (“Qualified Deferrals,” as defined in Section 2.35 herein).  Annual Qualified Deferral Credits were discontinued under the Plan effective with respect to amounts deferred under such deferral plan from any paycheck dated after December 31, 2007.

Deferral Interest Credits shall continue to be credited to the Qualified Deferral Cash Balance Account of all Participants who made Qualified Deferrals as defined herein. The Benefit Based on the Qualified Deferrals Cash Balance Account shall be the benefit commencing at Normal Retirement determined pursuant to the provisions of Section 4.11E(e).  Notwithstanding the preceding sentence, with respect to a Participant who is an Officer, the following provisions shall apply:

(i) with respect to a Participant who is an Officer prior to December 31, 2008, Deferral Interest Credits shall cease as of the earlier of the Participant’s termination of employment or SERP Vesting Date.  In the latter case, the provisions of Section 4.11E(d) with respect to application of the interest credit shall be applied as if the SERP Vesting Date is the Participant’s commencement date.   The amount of the single life annuity that would be payable from the Qualified Deferral Cash Balance Account commencing as of the date or termination or the SERP Vesting Date shall be determined in accordance with the provisions of Section 4.11E(e).  Any reference to the Benefit Based on the Qualified Deferral Cash Balance Account for a period after the SERP Vesting Date shall mean the benefit so determined as of such date; and

Article 4	-32-	Pension Benefits After 2008

(ii) with respect to a Participant who becomes an Officer after December 31, 2008, Deferral Interest Credits shall cease as of the Participant’s SERP Effective Date. The provisions of Section 4.11E(d) with respect to application of the interest credit shall be applied as if the SERP Effective Date is the Participant’s commencement date.   The amount of the single life annuity that would be payable from the Qualified Deferral Cash Balance Account commencing as of the SERP Effective Date shall be determined in accordance with the provisions of Section 4.11E(e).  Any reference to the Benefit Based on the Qualified Deferral Cash Balance Account for a period after the SERP Effective Date shall mean the benefit so determined as of such date.

Article 4	-33-	Pension Benefits After 2008

Article 5.
Death Benefits

Section 5.01	Participation

A Death Benefit shall be provided under this Article 5, in the following cases: (a) upon the death prior to January 1, 1998 of an active Officer; (b) upon the death of an Officer who, on or after August 10, 1980 and prior to January 1, 1998, (i) terminated employment with eligibility for a pensioner death benefit under the Pension Plan (excluding for purposes of this Section 5.01 the effect of any management pension enhancement pursuant to the Pension Plan) or (ii) terminated employment with eligibility to receive payments under the AT&T Senior Management Long Term Disability and Survivor Protection Plan; (c) upon the death prior to January 1, 2008 of an active Officer, provided such Officer is eligible for the sickness death benefit under the Pension Plan; or (d) upon the death of an Officer who is on the active payroll of a Participating Company on January 1, 1998 and who terminates employment prior to January 1, 2008, if such Officer was Service Pension Eligible or otherwise satisfied eligibility requirements for the Pensioner Death Benefit under the Pension Plan (such as, under certain circumstances, the Rule of 65, as defined in the Pension Plan), at the time of his or her termination of employment (excluding for purposes of this Section 5.01 the effect of any management pension enhancement pursuant to the Pension Plan). A Participant who terminates employment on or after January 1, 1998 and is subsequently reemployed prior to January 1, 2008 shall not be eligible for a Death Benefit following such reemployment unless he or she was eligible for the pensioner death benefit under the Pension Plan as of the date of such earlier termination of employment, and provided further that such Participant’s last employment with a Participating Company was with one covered by the death benefit provisions of the Pension Plan; such eligibility for a Death Benefit shall terminate with respect to a Participant who remains employed within the AT&T Controlled Group on January 1, 2008.

Notwithstanding the provisions of the preceding paragraph, no Death Benefit under this Article 5 shall be provided with respect to a Participant who made a qualified election for a form of payment that resulted in a lump sum distribution of the full present value of his or her accrued benefit (as reduced to reflect the limitations of Code Section 415 and Code Section 401(a)(17) as of the Participant’s Pension Commencement Date) under the Pension Plan.

The Death Benefit under this Article 5 is in addition to the sickness and pensioner death benefits under the Death Benefit Plan in the Pension Plan, and shall be paid to the same beneficiary or beneficiaries, and administered in the same manner as such benefits under the Death Benefit Plan in the Pension Plan.  Notwithstanding the preceding, effective for deaths occurring on or after January 1, 2009, the Death Benefit shall be paid in a lump sum within a reasonable period of time following the date the Beneficiary is identified by the Committee or its delegate.

Article 5	-34-	Death Benefits

Section 5.02	Death Benefits

(a) Sickness or Pensioner Death Benefit

In the case of the death of an Officer described in Section 5.01, as eligible for death benefit coverage, except as otherwise determined under Section 5.02(a)(ii), a Death Benefit equal to one year’s wages (as defined below) shall be paid.

(i)           Death after January 1, 1996 and before January 1, 1998

For purposes of determining the Death Benefit payable under Section 5.02(a), with respect to an Officer described in Section 5.01, who died after January 1, 1994 and before January 1, 1998, “one year’s wages” is defined as the greater of (A) the Officer’s Short Term Award for the calendar year preceding the earlier of (i) his or her date of death, or (ii) the date of his or her termination of employment, or (B) the Officer’s Short Term Award with respect to any later partial calendar year of service, but only with respect to a calendar year prior to 1998.

       (ii)          Death on or after January 1, 1998

For purposes of determining the Death Benefit under Section 5.02(a), with respect to an Officer described in Section 5.01, who dies on or after January 1, 1998, the amount of the Death Benefit shall equal the amount that would have been payable if the Participant died with eligibility for the Death Benefit as of December 31, 1997.

(b) Other Post-Retirement Death Benefits

Additional death benefits described in this Section 5.02(b) shall be provided, (i) with respect to an Officer who terminated employment on a service pension or disability pension under the Pension Plan, after December 31, 1986 and before January 1, 1997 (or who terminated employment on a service pension or a disability pension prior to December 31, 1986, provided he or she did not attain age fifty-five on or before December 31, 1983), and (ii) with respect to an Officer who terminates employment after December 31, 1996, only if such Officer is Service Pension Eligible at the time of his or her termination of employment.  The death benefits described under Section 5.02(b)(ii) shall also be paid upon the death of an Officer who terminates employment with entitlement to the benefits under the AT&T Senior Management Long Term Disability and Survivor Protection Plan.

(i) Group Life Differential

Upon the death of an Officer, age sixty-six or older who retired after December 31, 1986 and before October 1, 1990, the difference between (i) the amount of his or her Basic Group Life Insurance coverage under the Company’s Group Life Insurance Program, as in effect on the day before his or her sixty-sixth birthday, and (ii) the amount of such insurance coverage, as in effect on the date of his or her death, shall be paid in a lump sum to the beneficiary or beneficiaries designated by the Officer, or, if there is no such beneficiary, to the Officer’s estate.

Article 5	-35-	Death Benefits

(ii) Tax Differential

An individual who is the beneficiary of a deceased retired Officer or of an Officer who terminated employment with entitlement to payments under the AT&T Senior Management Long Term Disability and Survivor Protection Plan, and who receives one or more of the benefits listed below, shall be eligible to receive, under this Section 5.02(b)(ii), a tax differential payment related to the difference between (i) the beneficiary’s assumed federal income tax liability on such benefit or benefits and (ii) the beneficiary’s assumed federal income tax liability had such benefit or benefits been paid as a non-tax death benefit under a life insurance policy on the life of the retired Officer:

(A)	Post-Retirement Survivor Annuity described in Section 4.04(b),

(B)	Pensioner Death Benefit described in Section 5.02(a),

(C)	Group Life Differential Death Benefit described in Section 5.02(b)(i),

(D)	Pensioner Death Benefit described in Article 5 of the Pension Plan,

(E)	The Death Benefit described in Section 5 of the AT&T Senior Management Long Term Disability and Survivor Protection Plan, and

(F)	The Death Benefit described in the AT&T Excess Benefit and Compensation Plan.

Pursuant to the terms of the various plans described above, no benefit identified in (A), (B), (C), (D) or (F) is payable with respect to a Participant who terminates employment after December 31, 2007 (or such earlier date as may be specified in such plan), and no benefit shall be payable under this Plan with respect to such plans.

Federal estate tax, state and local inheritance taxes, and state and local income taxes, shall not be considered in computing the tax differential payment under this Section 5.02(b)(ii).

Article 5	-36-	Death Benefits

Article 6.
Source Of Payment

Section 6.01	Source of Payments

(a)     Benefits arising under this Plan and all costs, charges, and expenses relating thereto will be payable from the Company’s general assets. The Company may, however, establish a trust to pay such benefits and related expenses, provided such trust does not cause the Plan to be “funded” within the meaning of ERISA. To the extent trust assets are available, they may be used to pay benefits arising under this Plan and all costs, charges, and expenses relating thereto. To the extent that the funds held in the trust, if any, are insufficient to pay such benefits, costs, charges and expenses, the Company shall pay such benefits, costs, charges, and expenses from its general assets.

(b)   In addition, the Company may, in its sole discretion, purchase and distribute one or more commercial annuity contracts, or cause the trustee of the trust to purchase and distribute one or more commercial annuity contracts, to make benefit payments required under this Plan, to any Officer, as defined herein, or the Surviving Spouse of any Officer, provided, however, that with respect to an annuity purchase occurring prior to January 1, 2005,  the purchase and distribution of any such annuity contracts shall be no sooner than the expiration of any forfeiture provisions applicable to the Officer  under the AT&T Non-Competition Guidelines, or as otherwise may be provided in accordance with procedures establish by the Executive Vice President – Human Resources (or any successor to such position), and provided further that, effective January 1, 2004, the Company’s right to direct that payments under the Plan shall be made through one or more commercial annuity contracts shall be applicable to only the benefits payable to any Participant, or the Surviving Spouse of any such Participant, as applicable, who (1) was  on the active payroll of the Company (or on an approved leave of absence with guaranteed right of reinstatement) and classified as an Officer on December 31, 2003, and (2) satisfies the age and service requirements, or is within twelve months of satisfying the  requirements in effect at the time the Participant terminates employment with the Company for the receipt of retirement-related health benefits under the AT&T Corp. Postretirement Welfare Benefits Plan (or any successor to such plan) (other than by virtue of the “Rule of 65”or  through a Company-sponsored employee-paid health benefits access program, or through the AT&T Corp. Separation Medical Plan), without regard to whether or not the Officer has five years of service as of December 31, 1999.

Any such annuity contracts described above may be purchased from a commercial insurer acceptable to the Executive Vice President - Human Resources (or any successor to such position). Further, the Executive Vice President - Human Resources (or any successor to such position), may determine, in his or her sole discretion, to pay additional sums to any Officer, from the Company’s general assets or from the trust, if any, to reimburse the Officer for additional federal and state income taxes estimated to be incurred by reason of the distribution of any such annuity contracts. The Executive Vice President - Human Resources (or any successor to such position) shall establish a methodology or methodologies for determining the amount of such additional sums. The methodology or methodologies selected shall be those that the Executive Vice President - Human Resources (or any successor to such position) determines, in his or her sole discretion, to be the most effective and administratively feasible for the purpose of producing after-tax periodic benefit payments that approximate the after-tax periodic benefit payments that would have been received by Officers in the absence of the distribution of the annuity contract.  Any such purchase and distribution of an annuity contract shall be a full and complete discharge of the Plan’s, AT&T’s and the Participating Companies’ liability for payments assumed by the issuer of the annuity contract.

Article 6	-37-	Source Of Payment

(c)    Notwithstanding the provisions of the preceding Section 6.01(b), effective January 1, 2005, a Participant who is eligible to elect to receive his or her benefit under the Plan in the form of a third-party commercial annuity contract pursuant to Section 6.01(b) shall be required to submit an election, on a form provided by the Company, with respect to the time and form of payment in which benefits under this Plan shall be distributed for any reason other than the death of the Participant.  Such election form shall be submitted to the Company no later than one of the following dates, whichever is applicable:  (i) such Participant’s separation from service, with respect to distribution of such annuity contract during the 2005 calendar year, (ii) the earlier of (A) such employee’s separation from service, or (B) December 31, 2005, with respect to the distribution of such annuity contract during the 2006 calendar year, and (iii) December 31, 2006, for distributions of such annuity contracts occurring after the 2006 calendar year.  Notwithstanding the foregoing, the Company may permit such a Participant to submit a distribution election form in 2006 with respect to his or her benefits under the Plan, provided that such election in the 2006 calendar year may not result in a change in payment elections with respect to payments that the Participant would otherwise receive during the 2006 calendar year, or to cause payments to be made in 2006, to the extent permitted under the proposed Treasury Regulations under Code Section 409A.

(d)  Notwithstanding the provisions of the preceding Section 6.01(b) and Section 6.01(c), the annuity purchase program described in Section 6.01(b) shall be discontinued effective September 6, 2007, and any election in effect on September 6, 2007 pursuant to which a Participant has elected to receive distribution of his or her benefits under this Plan through the purchase of a commercial annuity contract shall be null and void, as such election relates to any distribution from this Plan to a Participant or Surviving Spouse occurring after September 6, 2007.

Section 6.02	Unfunded Status

The Plan at all times shall be entirely unfunded for purposes of the Code and ERISA, and, except as provided in Section 6.01, no provision shall be made at any time with respect to segregating any assets of a Participating Company for the payment of any benefits hereunder. The Plan constitutes a mere promise by the Participating Companies to make payments, if any, in the future. No Participant, surviving Spouse or any other person shall have any interest in any particular assets of a Participating Company by reason of the right to receive a benefit under the Plan, and to the extent a Participant, surviving Spouse, or any other person, acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any unsecured general creditor of any Participating Company.

Article 6	-38-	Source Of Payment

Article 7.
Administration Of The Plan

Section 7.01	Administration and Authorities

The Plan shall be administered by the Company, and it shall have full discretionary authority to manage and control the operation and administration of the Plan, including the power to interpret the provisions of the Plan, to make determinations of fact, promulgate rules and regulations, to determine benefit eligibility of individuals and classes of Participants (including, without limitation, determinations of a Participant’s applicable Term of Employment and Position Rate), delegate its powers and duties hereunder to the Committee, the Administrator, or others, and to take such other action as it shall find necessary and appropriate to implement the provisions of the Plan. The Committee and the Administrator may retain attorneys, consultants, accountants or other persons (who may be employees of the Company or an Affiliated Corporation) to render advice and assistance, and may delegate any of the authorities conferred on them to such persons as they shall determine to be appropriate to effect the discharge of their duties hereunder. The Company, other Participating Companies, and any of their Officers and E-band Employees, shall be entitled to rely upon the advice, opinions, and determinations of any such persons. Any exercise of the authorities set forth in this Article 7, whether by the Company, the Committee or its delegate, or the Administrator, shall be final and binding upon the Company, its Affiliated Corporations, their officers, directors and affected Participants and beneficiaries.

Section 7.02	Committee

The Company has delegated to the Committee the authority to make the final determination to grant or deny claims for benefits under the Plan with respect to Participants, surviving Spouses, and other beneficiaries, and to authorize disbursements according to the terms of the Plan.

Section 7.03	Indemnification

No member of the Board, the Committee or the Administrator shall be personally liable, by reason of any contract or other instrument executed by such individual, or on his or her behalf, in his or her capacity as a member of the Board, the Committee or the Administrator, nor for any mistake of judgment made in good faith, and AT&T shall indemnify and hold harmless each member of the Board, each member of the Committee, the Administrator and each other employee, officer, or director of AT&T, to whom any duty or power relating to the administration or interpretation of the Plan have been allocated or delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan, unless arising out of such person’s own fraud or bad faith.

Article 7	-39-	Administration Of The Plan

Section 7.04	Benefit Claims and Appeals

(a) Benefit Claims

All claims for benefit payments under the Plan shall be submitted in writing by the Participant, a Surviving Spouse, beneficiary, or the estate of the Participant, or the duly authorized representative of such person or estate (“Claimant” for purposes of this Section 7.04) to the Administrator. The Administrator shall notify the Claimant in writing within 90 days after receipt as to whether the claim has been granted or denied. This period may be extended for up to an additional 90 days, for a total of 180 days, in the case of special circumstances provided that written notice of the extension is furnished to the Claimant prior to the termination of the initial 90-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the benefit determination. In the event the claim is denied, in whole or in part, the Claimant will receive notice of the Administrator’s decision, including: (i) the specific reasons for the adverse determination, (ii) reference to the pertinent Plan provisions on which the adverse determination is based, (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary, and (iv) a description of the Plan’s procedures for appealing the adverse determination (including applicable time limits) and the Claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination on review.

(b) Benefit Appeals

A Claimant whose claim for benefits has been denied, in whole or in part, may, within 60 days of receipt of any adverse benefit determination, appeal such denial to the Committee. All appeals shall be in the form of a written statement and shall (i) set forth all of the reasons in support of favorable action on the appeal, (ii) identify those provisions of the Plan upon which the Claimant is relying, and (iii) include copies of any other documents, records and other materials which may support favorable consideration of the claim. If the Claimant submits a written request for review of a denied claim, the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim (as defined in DOL Reg. §2560.503-1(m)(8) for claims filed on or after January 1, 2002), and (iv) a statement of the right of the Claimant to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.  The Claimant may raise issues even if such issues were not raised in the initial benefit determination. The Committee shall decide the issues presented within 60 days after receipt of such request, but this period may be extended for up to an additional 60 days in the case of special circumstances provided that written notice of the extension is furnished to the Claimant prior to the termination of the initial 60-day period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the determination. In the case of an adverse determination, the decision of the Committee shall be set forth in writing and include (i) the specific reason or reasons for the adverse determination, (ii) reference to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information (as defined in DOL Reg. §2560.503-1(m)(8) for claims filed on or after January 1, 2002) relevant to the Claimant’s claim for benefits, and (iv) a statement of the right of the Claimant to bring a civil action under section 502(a) of ERISA.

Article 7	-40-	Administration Of The Plan

Any Claimant whose claim for benefits has been denied shall have such further rights of review as are provided in ERISA § 503, and the Committee and Administrator shall retain such right, authority, and discretion as is provided in or not expressly limited by ERISA § 503.

(c) Final Review

The Committee shall serve as the final review committee, under the Plan and ERISA, for the review of all appeals by Claimants (as defined in Section 7.04) whose initial claims for benefits have been denied, in whole or in part, by the Administrator. The Committee shall have the authority, subject to Section 7.04(c), to determine conclusively for all parties any and all questions arising from administration of the Plan, and shall have sole and complete discretionary authority and control to manage the operation and administration of the Plan, including, but not limited to, authorizing disbursements according to the Plan, the determination of all questions relating to eligibility for participation and benefits, interpretation of all Plan provisions, determination of the amount and kind of benefits payable to any Participant, Surviving Spouse or estate, and the construction of disputed and doubtful terms. Such decisions by the Committee shall be conclusive and binding on all parties and not subject to further review.

(d) Action by Trustee

In the event that the Company (or its designee) fails to make a decision on a claim and/or appeal within 20 days of an event entitling the Claimant to a payment under this Plan (or, if later, within the ninety/sixty day period, with extensions, set forth in Section 7.04(a) and (b)), the Trustee of the AT&T Corp. Benefits Protection Trust (“Trust”) may make a decision in lieu of the Company (or its designee) as authorized by the Trust and subject to the terms and conditions of the Trust.  Any decision by the Trustee to make a payment under this Plan to the Claimant is subject to the availability of Trust assets allocated to pay benefits under this Plan.  A payment to the Claimant from the prorated Trust assets shall be considered a satisfaction of the Company’s liability under this Plan to the extent payment from the Trust was sufficient to cover the amount determined by the Trustee as the amount to which the Claimant was entitled.

Article 7	-41-	Administration Of The Plan

Article 8.
Adoption, Amendment And Termination

Section 8.01	Adoption of Plan

Any Affiliated Corporation that participates in the Pension Plan may, with the consent of AT&T, elect to participate in the Plan.  Such Affiliated Corporation shall become a Participating Company as of the date specified by AT&T in its resolution approving the participation of the Affiliated Corporation in the Plan.

Section 8.02	Amendment and Termination

AT&T is the sponsor of the Plan, and the Board or its delegate, may from time to time amend, modify or change the Plan, as set forth in this document, and the Board or its delegate (acting pursuant to the Board’s delegations of authority then in effect) may terminate the Plan at any time.  Plan amendments, modifications, and changes may include, but are not limited to, elimination or reduction in the level or type of benefits provided to any class or classes of Participant (and surviving Spouses and other beneficiaries).  Any and all Plan amendments, modifications, and changes may be made without the consent of any Participant, surviving Spouse or beneficiary.  Notwithstanding the foregoing, no such amendment, modification, or change shall retroactively impair or otherwise adversely affect the rights of any Participant or surviving Spouse to benefits under the Plan to which he or she has previously become entitled as a result of a Participant’s satisfaction of the vesting schedule of this Plan which is the same as and never will be greater than the vesting schedule under the Pension Plan.

Notwithstanding the preceding, the Board may adopt any prospective or retroactive amendment that it determines is necessary for the Plan to maintain its compliance with Code Section 409A.

Section 8.03	Sale, Spin-Off, or Other Disposition of Participating Company

(a)           Subject to Section 9.01 of this Plan, in the event AT&T sells, spins off, or otherwise disposes of an Affiliated Corporation, or disposes of all or substantially all of the assets of an Affiliated Corporation, such that one or more Participants terminate employment with a Participating Company for the purpose of accepting employment with the acquirer of such Affiliated Corporation or such assets, each such Participant shall be deemed to have terminated his or her employment with such Participating Company for all relevant purposes under this Plan. Notwithstanding the preceding, effective January 1, 2005, no distribution shall commence pursuant to this Section 8.03(a) unless the Participant has a separation from service, as defined under Code Section 409A, with all members of the AT&T controlled group.

Article	-42-	Adoption, Amendment And Termination

(b)           Notwithstanding the provisions of Section 8.03(a), and subject to Section 9.01 of this Plan, if the sale, spin-off, or other disposition of the stock or assets of an Affiliated Corporation is to a Successor Plan Sponsor, with the effect that a Participant is or becomes a Transition Employee, the Successor Plan Sponsor shall be solely liable for the payment of the annual benefits and death benefits described in this Plan, and the entitlement of the Transition Employee, or of his or her surviving Spouse or beneficiary, to benefits under this Plan shall terminate. A Transition Employee shall not be considered to have terminated his or her employment with AT&T or a Participating Company for any purpose under this Plan.

Article	-43-	Adoption, Amendment And Termination

Article 9.
General Provisions

Section 9.01	Binding Effect

The Plan shall be binding upon and inure to the benefit of each Participating Company and its successors and assigns, and to the benefit of each Participant, his or her successors, assigns, designees, spouse, and estate. The Plan also shall be binding upon any successor corporation or organization succeeding to substantially all of the assets and business of AT&T, but nothing in the Plan shall preclude AT&T from merging or consolidating into or with, or transferring all or substantially all of its assets to, another corporation which assumes the Plan and all obligations of AT&T hereunder. AT&T agrees that it will make appropriate provision for the preservation of the rights of Participants, surviving Spouses and beneficiaries under the Plan, in any agreement or plan or reorganization into which it may enter to effect any merger, consolidation, reorganization or transfer of assets. Upon such a merger, consolidation, reorganization, or transfer of assets and assumption of obligations, that results in a Participant continuing to be employed by the Company or an Affiliated Corporation, the term “Participating Company” shall refer to such other corporation and the Plan shall continue in full force and effect as to that Participant and his or her lawful spouse or other beneficiary.

Section 9.02	Fiduciary Relationship

Nothing contained in the Plan, and no action taken pursuant to the provisions of the Plan, shall create or be construed to create a trust or contract of any kind, or a fiduciary relationship between or among AT&T, any other Participating Company, any Affiliated Corporation, the Board, the Administrator, the Committee, any Participant, any surviving Spouse or any other person.

Section 9.03	No Guarantee of Employment

Neither the Plan, nor any action taken thereunder, shall be construed as (i) a contract of employment, or (ii) deemed to give any employee the right to be retained in the employment of a Participating Company, or (iii) the right to any position level or level of compensation, or (iv) the right to future participation in the Plan, or (v) affecting the right of a Participating Company to discharge or dismiss any employee at any time.

Section 9.04	Tax Withholding

AT&T shall withhold all federal, state, local or other taxes required by law to be withheld from payments or accruals under the Plan.

Section 9.05	Assignment of Benefits

Benefits under the Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, executed upon, encumbered, or subjected to any charge or legal process; no interest or right to receive a benefit may be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, any Participant, Spouse, or beneficiary, including without limitation, any judgment or claim for alimony, support or separate maintenance pursuant to a domestic relations order within the meaning of Section 206(d)(3) of ERISA, and claims in bankruptcy proceedings. Any such attempted disposition shall be null and void.

Article 9	-44-	General Provisions

Section 9.06	Facility of Payment

If the Administrator shall find that any person to whom any amount is or was payable under the Plan is unable to care for his or her affairs, because of illness or accident, then any payment, or any part thereof, due to such person (unless a prior claim therefore has been made by a duly appointed legal representative), may, if the Administrator so directs AT&T, be paid to the same person or institution that the benefits with respect to such person are paid under the Pension Plan, if applicable, or to the person’s spouse, under the laws of the state of the person’s domicile, Participant’s surviving Spouse,  child, or relative, or to an institution maintaining or having custody of such person, or to any other person deemed by the Administrator to be a proper recipient, on behalf of such person otherwise entitled to payment. Any such payment shall be in complete discharge of the liability for such amount, of AT&T, the Board, the Committee, the Administrator, and the Participating Company therefore. If any payment, to which a Participant, a surviving Spouse, or a beneficiary, is entitled under this Plan, is unclaimed or otherwise not subject to payment to the person or persons so entitled, the amounts representing such payment or payments shall be forfeited after a period of two (2) years from the date the first such payment was payable and shall not escheat to any state or revert to any party; provided, however, that any such payment or payments shall be restored if any person otherwise entitled to such payment or payments makes a valid claim.

Section 9.07	Severability

If any section, clause, phrase, provision or portion of this Plan, or the application thereof, to any person or circumstance, shall be invalid or unenforceable under any applicable law, such invalidity or unenforceability shall not affect or render invalid or unenforceable the remainder of this Plan, and shall not affect the application of any section, clause, provision, or portion hereof to other persons or circumstances.

Section 9.08	Effective Date

This Plan first became effective for Officers actively employed on or after October 1, 1980 and for E-band Employees actively employed on or after on January 1, 1984 and is amended and restated effective January 1, 1997, with subsequent amendments through December 31, 2008.

Section 9.09	Plan Year

The Plan Year shall begin on January 1 and end on December 31.

Article 9	-45-	General Provisions

Section 9.10	Headings

The captions of the sections and articles hereof have been inserted solely as a matter of convenience and shall not in any manner define or limit the scope or intent of any provision of the Plan.

Section 9.11	Governing Law

To the extent such laws are not preempted by the laws of the United States of America, the Plan shall be governed by the laws of the State of Texas, except as to its principles of conflict of laws.

Section 9.12	Forfeiture of Benefits

Except as provided in this Section 9.12 and Section 3.02, benefits previously awarded may not be canceled, and upon attaining the right under the Plan for a Service Benefit or a  Deferred Vested Benefit, or for an automatic survivor annuity, such right shall be nonforfeitable. Notwithstanding any eligibility or entitlement to benefits of an individual arising or conferred under any other provision or paragraph of this Plan, all benefits for which a Participant would otherwise be eligible hereunder may be forfeited, subject to the requirements of ADEA (29 CFR 1625.12), (i) at the discretion of the Board or the Committee, if an individual without the Company’s consent establishes a relationship with a competitor of the Company or (ii) at the discretion of the Executive Vice President – Human Resources, if an individual violates the AT&T Non-Competition Guideline, as determined by the Executive Vice President – Human Resources in his or her sole discretion. To the extent a benefit under any other nonqualified plan of AT&T is offset by benefits payable under this Plan, such offset shall be determined as if a forfeiture had not occurred.

Section 9.13	Special Classification

For purposes of the Plan, the determination of those causes of death not classified as due to accident shall be accomplished in the same manner as set forth in the Pension Plan, as such plan was in effect on October 1, 1996.

Section 9.14	Claims Release

In case of accident resulting in the death of a Participant which entitles his or her beneficiary or beneficiaries or his or her surviving Spouse to death benefits under the Plan, such beneficiary(ies) or surviving Spouse shall, prior to the payment of any such benefits, sign a release, releasing the Company and/or other Participating Companies, as applicable, from all claims and demands which the deceased had and which his or her beneficiary(ies) or his or her surviving Spouse may have against them, otherwise than under the Plan, on account of such accident. If any person(s), other than the beneficiary(ies) and/or the surviving Spouse under this Plan, might legally assert claims against a Participating Company on account of the death of a Participant, no part of the Death Benefit under the Plan shall be due or payable until there have also been delivered to the Committee or the Administrator, as applicable, good and sufficient releases of all claims, arising from or growing out of the death of the Participant, which such other beneficiary(ies) and/or surviving Spouse might legally assert against any Participating Company. The Committee or the Administrator, as applicable, in its discretion, may require that the releases described above shall release any other company connected with the accident. This requirement of a release or releases shall not apply in the case of Survivor Annuities as described in Section 4.04.

Article 9	-46-	General Provisions

Section 9.15	Damage Claims or Suits

Should a claim, other than under the Plan, be presented, or suit brought against the Company or any Participating Company, for damages on account of death of the Participant, nothing shall be payable under the Plan on account of such death except as provided in Section 9.17; provided, however, that the Committee or the Administrator, as applicable, may, in its discretion and upon such terms as it may prescribe, waive this provision if such claim be withdrawn or if such suit be discontinued; and provided further that this provision shall not preclude the payment of Survivor Annuities as described in Section 4.04.

Section 9.16	Judgment or Settlement

In case any judgment is recovered against any Participating Company, or any settlement is made of any claim or suit, on account of the death of a Participant, and the amount paid to the beneficiary(ies) or surviving Spouse who would have received benefits under the Plan is less than what would otherwise have been payable under the Plan, the difference between the two amounts may, in the discretion of the Committee or the Administrator, as applicable, be distributed to such beneficiary(ies) or surviving Spouse.

Section 9.17	Payment under Law

In the case that any benefit (which the Committee or the Administrator, as applicable, shall determine to be of the same general character as a benefit provided by the Plan) is payable to any Participant, to his or her beneficiary(ies), to his or her estate, or to his or her surviving Spouse under any law now in force or hereafter enacted, only the excess, if any, of the amount prescribed in the Plan, above the amount of such payment prescribed by law, shall be payable under the Plan; provided, however, that no benefit payable under the Plan shall be reduced by reason of any governmental benefit or pension payable on account of military service or by reason of any benefit which the recipient would be entitled to receive under the Social Security Act or the Railroad Retirement Act. In those cases where, because of differences in the beneficiaries, or in the time or methods of payment or otherwise, the determination of any such excess is not ascertainable by mere comparison but adjustments are necessary, the Committee or the Administrator, as applicable, shall, in its discretion, determine whether or not in fact any such excess exists and make the adjustments necessary to carry out in a fair and equitable manner the spirit of the provision for the payment of any such excess. Further, in determining whether or not there is an excess, to the extent any payments under any law are considered in determining whether there is any excess payable to an employee under any other plan sponsored by the Company, the amount of such payments under law shall not be considered under this Plan.

Article 9	-47-	General Provisions

Section 9.18	CIC Provision

(a)           Applicability

This Section 9.18 applies only to an individual who, as of the date a Change in Control (“CIC”) occurs (as defined in the Pension Plan) is an employee of a Participating Company and a Participant in this Plan.

(b)	Nonforfeitable Benefits

Notwithstanding any other provisions of this Plan, on and after the date a CIC occurs, solely for purposes of determining entitlement to benefits from this Plan, and individual described in Section 9.18(a) shall be deemed to be vested under the Pension Plan, whether or not such Participant is otherwise entitled to a vested benefit from the Pension Plan.

(c)	Amendments to CIC Provisions

Notwithstanding the provisions of Section 8.02, or any other provision of the Plan, unless required by applicable law, this Section 9.18 may not be amended in any manner adverse to the interests of Participants without their consent and, further, upon the occurrence of a CIC, no amendment may be made to this Section 9.18 by the Board, the Company, (including any successor to the Company), any committee, any officer, or any other party to suspend, modify, or eliminate any benefit provisions that are applicable upon occurrence of a CIC.

Section 9.19	Entire Plan

This written Plan document is the exclusive statement of the terms of this Plan, and any claim of right or entitlement under the Plan shall be determined in accordance with its provisions pursuant to the procedures described in Article 7. Unless otherwise authorized by the Board or its delegate, no amendment or modification to this Plan shall be effective until reduced to writing and adopted pursuant to Section 8.02.

Section 9.20	Overpayments

If any overpayment is made by the Plan for any reason, the Plan shall have the right to recover such overpayment.  The Participant shall cooperate fully with the Plan to recover any overpayment and provide any necessary information and required documents. Any recovery of overpayment pursuant to this Section 9.20 may be deducted from future benefits payable to or on behalf of the Participant from this Plan.

Article 9	-48-	General Provisions

AT&T Non-Qualified Pension Plan

 Appendix A.
Section 4.02(c)E Alternate Minimum Formula - Table of Factors

Service/Age	50 or less	51	52	53	54	55	56	57	58	59	60	61	62	63	64	65
20 or less	1.33	1.33	1.33	1.36	1.43	1.47	1.43	1.38	1.33	1.28	1.25	1.20	1.15	1.10	1.05	1.00

21	1.38	1.32	1.32	1.35	1.42	1.46	1.42	1.37	1.32	1.27	1.24	1.19	1.14	1.09	1.05	1.00

22	1.42	1.37	1.31	1.34	1.41	1.45	1.41	1.36	1.30	1.26	1.23	1.18	1.14	1.09	1.05	1.00

23	1.47	1.41	1.36	1.33	1.40	1.44	1.40	1.35	1.29	1.25	1.22	1.17	1.13	1.09	1.04	1.00

24	1.52	1.46	1.40	1.39	1.39	1.43	1.39	1.34	1.29	1.24	1.21	1.17	1.12	1.08	1.04	1.00

25	1.58	1.51	1.45	1.43	1.45	1.42	1.38	1.33	1.28	1.23	1.20	1.16	1.12	1.08	1.04	1.00

26	1.57	1.50	1.44	1.42	1.44	1.41	1.37	1.32	1.27	1.22	1.19	1.15	1.11	1.08	1.04	1.00

27	1.57	1.49	1.43	1.42	1.43	1.40	1.36	1.31	1.26	1.21	1.18	1.15	1.11	1.07	1.04	1.00

28	1.56	1.48	1.42	1.41	1.43	1.39	1.36	1.31	1.25	1.21	1/18	1.14	1.11	1.07	1.04	1.00

29	1.55	1.48	1.42	1.40	1.42	1.39	1.35	1.30	1.25	1.20	1.17	1.14	1.10	1.07	1.03	1.00

30	1.38	1.36	1.33	1.35	1.39	1.38	1.34	1.29	1.24	1.19	1.17	1.13	1.10	1.07	1.03	1.00

31	1.38	1.35	1.33	1.34	1.39	1.37	1.34	1.29	1.24	1.19	1.16	1.13	1.10	1.06	1.03	1.00

32	1.37	1.35	1.32	1.34	1.38	1.37	1.33	1.28	1.23	1.18	1.16	1.12	1.09	1.06	1.03	1.00

33	1.37	1.34	1.32	1.34	1.38	1.36	1.33	1.28	1.23	1.18	1.15	1.12	1.09	1.06	1.03	1.00

34	1.36	1.34	1/31	1.33	1.37	1.36	1.32	1.27	1.22	1.17	1.15	1.12	1.09	1.06	1.03	1.00

35 or more	1.36	1.33	1.31	1.33	1.37	1.35	1.32	1.27	1.22	1.17	1.14	1.11	1.09	1.06	1.03	1.00

Appendix A	-49-	Section 4.02(c)E Alternate Minimum Formula - Table of Factors

AT&T Non-Qualified Pension Plan

Appendix B.
Early Retirement Factors – Alternate Formula, Special Update to the Alternate Formula, and Alternate Minimum Formula

The benefit payable under the Alternate Formula of Section 4.02E(b), under the Special Update to the Alternate Formula of Section 4.02E(e), or under Formula B of the Alternate Minimum Formula of Section 4.02E(c), for commencement prior to Normal Retirement Age shall equal the amount otherwise determined under such sections, multiplied by the applicable factor based on completed years and months of age effective as of the Pension Commencement Date:

Attained Age

Years/Months	0	1	2	3	4	5	6	7	8	9	10	11

50.29		.29	.30	.30	.31	.31	.32	.32	.32	.33	.33	.34

51.34		.34	.35	.35	.36	.36	.37	.37	.37	.38	.38	.39

52.39		.40	.40	.41	.42	.42	.43	.44	.44	.45	.46	.46

53.47		.48	.48	.49	.50	.50	.51	.52	.52	.53	.54	.54

54.55		.56	.57	.57	.58	.59	.60	.60	.61	.62	.63	.63

55.64		.64	.66	.66	.66	.66	.67	.67	.67	.67	.69	.69

56.69		.69	.71	.71	.71	.72	.72	.72	.74	.74	.74	.76

57.76		.76	.78	.78	.78	.79	.79	.79	.81	.81	.81	.83

58.83		.83	.84	.84	.86	.86	.88	.88	.88	.90	.90	.91

59.91		.91	.93	.93	.95	.95	.97	.97	.97	.98	.98	1.00

60	1.00

Appendix B	-50-	Early Retirement Factors - Alternate Formula, Special Update to the Alternate

AT&T Non-Qualified Pension Plan

Appendix C.
Initial Conversion Factors

Age	Conversion Factor	Age	Conversion Factor
20	17.16	43	50.04
21	17.88	44	51.60
22	18.48	45	52.92
23	19.20	46	55.08
24	20.04	47	57.12
25	20.76	48	59.28
26	22.08	49	61.32
27	24.12	50	63.24
28	26.16	51	65.88
29	29.76	52	68.28
30	31.68	53	70.80
31	33.72	54	73.20
32	35.16	55	75.60
33	36.48	56	78.60
34	37.44	57	81.60
35	38.40	58	84.60
36	40.08	59	87.48
37	41.64	60	90.36
38	42.84	61	94.56
39	44.16	62	98.76
40	45.36	63	102.84
41	46.92	64	106.92
42	48.60	65 or later	111.12

Appendix C	-51-	Initial Conversion Factors

AT&T Non-Qualified Pension Plan

Appendix D.
Deferred Vested Benefit – Early Commencement Factors

Single Life Annuity Early Commencement Factors

Based Upon Completed Years and Months of Age
At Commencement of Non-Service Benefit

Years\Months	0	1	2	3	4	5	6	7	8	9	10	11
50	0.26	0.26	0.26	0.26	0.26	0.26	0.27	0.27	0.27	0.27	0.27	0.28
51	0.28	0.28	0.28	0.28	0.28	0.29	0.29	0.29	0.29	0.29	0.30	0.30
52	0.30	0.30	0.30	0.31	0.31	0.31	0.31	0.32	0.32	0.32	0.32	0.32
53	0.33	0.33	0.33	0.33	0.34	0.34	0.34	0.34	0.34	0.35	0.35	0.35
54	0.35	0.36	0.36	0.36	0.36	0.37	0.37	0.37	0.37	0.38	0.38	0.38
55	0.38	0.39	0.39	0.39	0.40	0.40	0.40	0.40	0.41	0.41	0.41	0.42
56	0.42	0.42	0.43	0.43	0.43	0.44	0.44	0.44	0.44	0.45	0.45	0.45
57	0.46	0.46	0.46	0.47	0.47	0.48	0.48	0.48	0.49	0.49	0.49	0.50
58	0.50	0.50	0.51	0.51	0.52	0.52	0.52	0.53	0.53	0.54	0.54	0.54
59	0.55	0.55	0.56	0.56	0.57	0.57	0.57	0.58	0.58	0.59	0.59	0.60
60	0.60	0.61	0.61	0.62	0.62	0.63	0.63	0.64	0.64	0.65	0.65	0.66
61	0.66	0.67	0.67	0.68	0.68	0.69	0.70	0.70	0.71	0.71	0.72	0.72
62	0.73	0.74	0.74	0.75	0.76	0.76	0.77	0.78	0.78	0.79	0.80	0.80
63	0.81	0.82	0.82	0.83	0.84	0.85	0.85	0.86	0.87	0.88	0.88	0.89
64	0.90	0.91	0.91	0.92	0.93	0.94	0.95	0.96	0.97	0.97	0.98	0.99
65	l.00

Appendix D	-52-	Deferred Vested Benefit - Early Commencement Factors

AT&T Non-Qualified Pension Plan

Appendix E.
Article 4E - Pension Benefits

This Appendix E sets forth the provisions related to the determination of benefit amounts and payment of such benefits commencing on or before December 1, 2008, and to the extent indicated herein, and as modified by Article 4 of the main text of the Plan, the determination of benefit amounts with respect to certain benefits commencing after December 1, 2008.   A reference in this Appendix E to a provision of Article 4 means such provision as set forth in this Appendix E, unless the reference specifically indicates otherwise.

Section 4.01E       Applicable Benefit Formulas.

For purposes of applying the provisions of Sections 4.01 and 4.02 with respect to a Participant described in Section 3.02(c), the Participant’s “Term of Employment” and the day for the determination of such a Participant’s status as “Service Pension Eligible” shall be subject to the provisions of Section 3.02(c).

(a) Participants Terminated Before January 1, 1997

The Service Benefit, Deferred Vested Benefit, or Disability Benefit payable to a Participant who terminated employment from a Participating Company prior to January 1, 1997 is determined in accordance with the terms of the Plan as in effect from time to time prior to January 1, 1997.

(b) Active Participants on January 1, 1997

(i)	Participants Whose Eligibility to Accrue Benefits Ends Prior to August 1, 1997.

(A)
Subject to the provisions of Section 4.01(b)(i)(D), the annual benefit of a Participant, who is an Officer or an E-band Employee on January 1, 1997, who is an Officer at the time he or she leaves the service of a Participating Company prior to August 1, 1997, and who is Service Pension Eligible as of the last day of his or her Term of Employment, will be the greater of the annual benefit amount determined under the Basic Formula described in Section 4.02(a), the annual benefit amount determined under the Alternate Formula described in Section 4.02(b), or, in the case of an Officer who had at least five Years of Service as an Officer as of December 31, 1993, the annual benefit amount determined under the Alternate Minimum Formula described in Section 4.02(c).

(B)
Subject to the provisions of Section 4.01(b)(i)(D), the annual benefit of a Participant, who is an Officer or an E-band Employee on January 1, 1997, who is an Officer at the time he leaves the service of a Participating Company prior to August 1, 1997, but who is not Service Pension Eligible as of the last day of his or her Term of Employment, will be a Deferred Vested Benefit determined under the Basic Formula described in Section 4.02(a), provided he or she is vested under the Pension Plan at the time of termination of employment from the AT&T Controlled Group.  Notwithstanding the provisions of the immediately preceding sentence, if such Participant was an Officer who had at least five Years of Service as an Officer as of December 31, 1993, the annual benefit shall not be less than the annual benefit determined under the Alternate Minimum Formula described in Section 4.02(c).

Appendix E	-53-	Article 4E - Pension Benefits

AT&T Non-Qualified Pension Plan
(C)
Subject to the provisions of Section 4.01(b)(i)(D), the annual benefit of a Participant, who is an E-band Employee on January 1, 1997, who terminates employment as an E-band Employee prior to August 1, 1997 and who is Service Pension Eligible as of the last day of his or her Term of Employment, will be the annual benefit amount determined under the Alternate Formula described in Section 4.02(b).

(D)
Effective August 1, 1997, the annual benefit of a Participant described in this Section 4.01(b)(i) shall increase (but shall not be decreased) to the amount determined pursuant to the following subsection 4.01(b)(ii)(A), if the Participant is described in subsection 4.01(b)(i)(A), or to the amount determined pursuant to subsection 4.01(b)(ii)(B) if the Participant is described in subsection 4.01(b)(i)(B), or to the amount determined pursuant to the following subsection 4.01(b)(ii)(D), if the Participant is described in subsection 4.01(b)(i)(C).  For purposes of applying the provisions of Section 4.01(b)(ii) to increase a benefit which commenced prior to August 1, 1997 pursuant to this subsection 4.01(b)(i)(D), any age-based reduction shall be based on such Participant’s age on his or her original Pension Commencement Date.

(ii)	Participants Whose Eligibility to Accrue Benefits Ends after July 31, 1997.

(A)
Subject to the provisions of subsection 4.01(b)(ii)(C) for Officers after December 31, 1997, the annual benefit of a Participant who is an Officer or an E-band Employee on January 1, 1997, who is an Officer at the time he or she leaves the service of a Participating Company after July 31, 1997, and who is Service Pension Eligible as of his or her termination of employment from a Participating Company, will be the greater of the annual benefit amount determined under the Special Update to the Basic Formula described in Section 4.02(d) and the annual benefit amount determined under the Special Update to the Alternate Formula described in Section 4.02(e). Notwithstanding the preceding, in no event shall be the benefit with respect to a Participant described in this subsection 4.01(b)(ii)(A) be less than the amounts determined pursuant to Section 4.01(b)(i)(A).

(B)
Subject to the provisions of subsection 4.01(b)(ii)(C), the annual benefit of a Participant who is an Officer or an E-band Employee on January 1, 1997, who is an Officer at the time he leaves the service of a Participating Company after July 31, 1997  but  who is not Service Pension Eligible as of the last day of his or her termination of employment will be a Deferred Vested Benefit equal to the greater of the annual benefit amount determined under the Special Update to the Basic Formula described in Section 4.02(d) or the amounts determined pursuant to Section 4.01(b)(i)(B), provided he or she is vested under the Pension Plan at the time of termination of employment from the AT&T Controlled Group.

Appendix E	-54-	Article 4E - Pension Benefits

AT&T Non-Qualified Pension Plan

(C)	The annual benefit of a Participant on January 1, 1997 who is also an Officer on or after January 1, 1998 shall not be less than the amount determined pursuant to subsection 4.01(d).

(D)
Subject to the provisions of Section 4.01(d)(ii) regarding an E-band Employee who becomes an Officer on or after January 1, 1998, the benefit of a Participant who is an E-band Employee on January 1, 1997, who terminates employment as an E-band Employee after July 31, 1997, and who is Service Pension Eligible as of his or her termination of employment from a Participating Company, will be the annual benefit amount determined under the Special Update to the Alternate Formula described in Section 4.02(e), but shall in no event be less than the amount determined pursuant to Section 4.01(b)(i)(C).

(c) New Participants after January 1, 1997 and before January 1, 1998

(i)
An individual who first becomes a Participant after January 1, 1997 and before January 1, 1998, and who is an Officer on January 1, 1998, shall be eligible for benefits determined pursuant to Section 4.01(d).

(ii)
An individual who first becomes an Officer on or after August 1, 1997, who was not previously an E-band Employee, and who leaves the service of a Participating Company prior to January 1, 1998 shall not be eligible for benefits under the Plan.

(iii)
An individual, who first becomes a Participant after January 1, 1997 and before January 1, 1998, who is not an Officer at any time on or after January 1, 1998, and who terminates employment with a Participating Company on or after January 1, 1998 shall be eligible for a Service Benefit if the Participant is Service Pension Eligible at the time of his or her termination of employment from a Participating Company. Such benefit shall be determined only under the Alternate Formula described in Section 4.02(b). No benefit shall be payable from the Plan if such Participant is not Service Pension Eligible at the time of his or her termination of employment from a Participating Company.

(d) Participants who are Officers on or after January 1, 1998 (Cash Balance Participants)

Participants Who Are Officers Before January 1, 2009

(i)
An individual who is an Officer on or after January 1, 1998, who first became an Officer on or after August 1, 1997 and who was not previously an E-band Employee shall be eligible for a benefit determined under Section 4.03 if such Officer is vested in his or her benefit under the Pension Plan upon his or her termination of employment from the AT&T Controlled Group.

(ii)
An individual who is an Officer on or after January 1, 1998, who was an Officer or an E-band Employee prior to August 1, 1997, and whose Pension Commencement Date is after July 1, 1998, shall be eligible for a benefit from the Plan if such Officer is vested in his or her benefit under the Pension Plan upon termination of employment from the AT&T Controlled Group. The benefit shall be the greater of (A) the benefit determined pursuant to Section 4.03, or (B) the sum of (I) the Mid-Career Pension Benefit determined pursuant to Section 4.07 and (II) the benefit accrued under the Plan prior to January 1, 1998 and payable pursuant to the terms of Section 4.01(b)(ii)(A) or Section 4.01(b)(ii)(B), as applicable.  For purposes of the preceding sentence, the determination of the greater of (A) and (B) shall be made taking into account the Pension Commencement Date and the form of payment determined in accordance with Section 4.09.

Appendix E	-55-	Article 4E - Pension Benefits

AT&T Non-Qualified Pension Plan

Participants Who Become Officers After December 31, 2008

(iii)
Notwithstanding the preceding Sections 4.01(d)(ii) and 4.01(d)(ii), benefits, if any, with respect to an individual who first becomes on Officer after December 31, 2008 shall be determined pursuant to the provisions of the Plan related to a Qualified Deferral Participant or to a Participant who is an E-band Employee, as more fully described in the provisions of Article 4 of the main text of the Plan effective after December 31, 2008 (such provisions which are not included in this Appendix E). Such a Participant shall not be eligible for benefits determined under the Cash Balance Formula.

(e) Surviving Spouse of an Officer (other than a Cash Balance Participant)

(i)  An Automatic Survivor Annuity will be paid to the Spouse to whom an Officer (other than a Cash Balance Participant) is married at the time of his or her death, provided such Participant is vested as of his or her date of death, and satisfies the provisions of Section 4.04(a) or Section 4.04(b), as applicable.  The benefit payable to such Spouse shall be determined in accordance with Section 4.04(a) if such Officer is an employee of the AT&T Controlled Group at the time of death, and in accordance with Section 4.04(b) if such Officer is not an employee of the AT&T Controlled Group at the time of death.

(ii)  Notwithstanding the provisions of the preceding subsection 4.01(e)(i), if the Officer elects distribution of his or her Pension Plan benefit in the form of a 50% Joint and Survivor Annuity and dies following his or her Pension Commencement Date, the surviving Spouse will be eligible for a monthly benefit equal to 50% of the monthly benefit being paid to the Officer at the time of his or her death.  The benefit payable to the surviving Spouse will commence on the first day of the month following the date of the Officer’s death. For purposes of this subsection 4.01(e)(ii), the surviving Spouse is the Spouse to whom the Officer was married at his or her date of death.  In no event will a benefit be paid pursuant to this subsection 4.01(e)(ii), if a benefit is payable pursuant to subsection 4.01(e)(i) or subsection 4.01(g).

(f) Surviving Spouse of an E-band Employee

 An Automatic Survivor Annuity will be paid to the Spouse to whom an E-band Employee is married at the time of his or her death while an active employee, provided such Participant is vested as of his or her date of death, and satisfies the provisions of Section 4.04(a) at the date of death.  The benefit payable to such Spouse shall be determined in accordance with Section 4.04(a).  The provisions of this Section 4.01(f) do not apply to a benefit determined under the cash balance formula of Section 4.11, or to a benefit based on a Mid-Career Pension Benefit of Section 4.07.

Appendix E	-56-	Article 4E - Pension Benefits

AT&T Non-Qualified Pension Plan

(g) Surviving Spouse (or Estate) of a Cash Balance Participant

A benefit, determined pursuant to the provisions of Section 4.10, shall be payable to the surviving Spouse (or estate, in the case of a Participant who is not married at the time of death) of a Cash Balance Participant who is vested in his or her benefit under the Pension Plan as of his or her date of death and who dies prior to commencing distribution of his or her benefit under the Plan.

A benefit, determined pursuant to the provisions of Section 4.09, shall be payable to the surviving Spouse of a Cash Balance Participant who dies prior to December 1, 2008 following commencement of his or her benefits under the Plan, if such Participant’s benefit was being paid under the 50% Joint and Survivor Annuity or 100% Joint and Survivor Annuity form of payment.

(h) Deferral Participant

An individual who is a Deferral Participant shall be eligible for a benefit determined pursuant to Section 4.11, provided that such Participant is vested in his or her benefit under the Pension Plan upon his or her termination of employment from the AT&T Controlled Group.  Notwithstanding any other provision of the Plan to the contrary, such benefit shall be payable in addition to any other benefits otherwise payable under the Plan.

(i) Surviving Spouse (or Estate) of a Deferral Participant

A benefit, determined pursuant to the provisions of Section 4.11(f), shall be payable to the surviving Spouse (or estate, in the case of a Participant who is not married at the time of death) of a Deferral Participant who is vested in his or her benefit under the Pension Plan as of his or her date of death and who dies prior to commencing distribution of his or her benefit under the Plan.

A benefit, determined pursuant to the provisions of Section 4.09, shall be payable to the surviving Spouse of a Deferral Participant who dies prior to December 1, 2008 following commencement of his or her benefits under the Plan, if such Participant’s benefit was being paid under the 50% Joint and Survivor Annuity or 100% Joint and Survivor Annuity form of payment.

Section 4.02E     Benefit Formulas (other than Cash Balance)

(a) Basic Formula

(i)
Service Benefit.  The annual Service Benefit under the Basic Formula shall be determined by adding (A) the product of one and five-tenths percent (1.5%) of the average annual Short Term Incentive Awards for the 1989 Base Period and the Officer’s Term of Employment as of December 31, 1989, and (B) the sum of one and six-tenths percent (1.6%) of the Short Term Incentive Award for each successive full or partial calendar year of employment following 1989, through the earlier of the date of termination of active participation in the Plan or July 31, 1997.

Appendix E	-57-	Article 4E - Pension Benefits

AT&T Non-Qualified Pension Plan

(ii)
Service Benefit - Early Commencement.  If a Participant commences distribution of the annual Service Benefit prior to attainment of age fifty-five, the Service Benefit determined in accordance with the Basic Formula of this Section 4.02(a) shall be reduced by one-half percent for each calendar month or part thereof by which his or her age at commencement is less than fifty-five years, except that the Service Benefit for an Officer who terminates employment with a Term of Employment of thirty or more years shall be reduced by one-quarter percent for each calendar month or part thereof by which such Officer’s age at commencement is less than fifty-five years.

(iii)	Deferred Vested Benefit.

The annual benefit determined under the Basic Formula for as Officer eligible for a Deferred Vested Benefit under the provisions of Section 3.02(a)(iii) shall be payable commencing at the Officer’s Normal Retirement Date in an amount equal to the benefit determined pursuant to Section 4.02(a)(i). An Officer who has elected to have his deferred vested pension under the Pension Plan payable early in reduced amounts pursuant to the terms and conditions of the Pension Plan shall be deemed to have elected to have his or her Deferred Vested Benefit under this Plan payable early in reduced amounts.  In the event of such an election, the amount of Deferred Vested Benefit shall be determined as follows:

(A)
with respect to payments for the months occurring on or after January, 1997 and prior to August, 1997, the amount determined pursuant to Section 4.02(a)(i) shall be multiplied by a factor determined in accordance with Appendix D, based on the Participant’s age on his or her Pension Commencement Date, or

(B)	with respect to payments for months commencing on or after August 1, 1997, the amount determined pursuant to Section 4.02(a)(i) shall be multiplied by a factor of one-half percent for each calendar month or part thereof by which the Participant’s age at commencement is less than fifty-five years, except that the reduction with respect to an Officer with a Term of Employment of thirty or more years shall be one-quarter percent for each calendar month or part thereof by which such Officer’s age at commencement is less than fifty-five years.

(iv)
Disability Benefit.  The annual Disability Benefit payable to a Participant who becomes eligible for a disability pension from the Pension Plan because of total disability as a result of sickness or injury incurred while an Officer, shall be equal to the Service Benefit determined pursuant to this Section 4.02(a), unreduced for early commencement.  Such Disability Benefit shall continue to be paid so long as the employee is prevented by such disability from resuming active service with a Participating Company.  If the employee’s disability continues to his or her Normal Retirement Date, the Disability Benefit shall be converted to a Service Benefit.

Appendix E	-58-	Article 4E - Pension Benefits

AT&T Non-Qualified Pension Plan

(b) Alternate Formula

The annual Service Benefit under the Alternate Formula shall be the excess of B over A, where A equals the Participant’s annual Pension Plan Benefit and B equals the product of (i) one and seven-tenths percent of the Participant’s Adjusted Career Average Pay, less eight-tenths of one percent of the Participant’s Covered Compensation Base, and (ii) the Participant’s Term of Employment. The Service Benefit under this Alternate Formula will be reduced in case of commencement before age sixty by multiplying such benefit by the appropriate reduction factor from Appendix B.  For purposes of the Alternate Formula, the Participant’s Term of Employment is determined as of the earliest to occur of (i) July 31, 1997, (ii) the date specified in the applicable provision of Section 3.02(c) for purposes of determining a benefit under the Alternate Formula, or (iii) the date of termination of employment from a Participating Company.

(c) Alternate Minimum Formula

The annual Service Benefit under the Alternate Minimum Formula in this Section 4.02(c) shall be an amount equal to (A) the product of the greater of the amount determined under the following Formula A or Formula B, multiplied by the applicable factor set forth in Appendix A, where such factor is based on the Participant’s age and service as of December 31, 1996, less (B) the amount of the Officer’s Pension Plan Benefit (as adjusted to reflect any reduction for early commencement).  If the Pension Commencement Date under this Plan occurs prior to the date the Participant is eligible to commence receipt of his or her deferred vested pension from the AT&T Management Pension Plan, payments under this Plan shall be made without the reduction in (B) of the immediately preceding sentence until the earliest date on which the Participant is eligible to commence distribution of such deferred vested pension from the AT&T Management Pension Plan, at which time payments from the Plan shall be adjusted to reflect such reduction.

(i)
Formula A.  For purposes of the Alternate Minimum Formula in this Section 4.02(c), Formula A means the sum of (a) the product of one and five tenths percent of average calendar year Total Compensation for the 1992 Base Period and the Term of Employment as of December 31, 1992 and (b) one and six tenths percent of Total Compensation for the calendar year 1993. Such sum shall be actuarially reduced in case of commencement before age fifty-five by applying the appropriate reduction factor set forth in Section 4.02(a)(ii).

(ii)
Formula B.  For purposes of the Alternate Minimum Formula in this Section 4.02(c), Formula B means the product of (a) the excess of one and seven tenths percent of Adjusted Career Average Pay, over eight tenths of one percent of the Covered Compensation Base (determined as of December 31, 1993), and (b) the Officer’s Term of Employment at December 31, 1993.  Such product shall be actuarially reduced in case of commencement before age sixty by applying the appropriate reduction factor set forth in Appendix B.  Solely for purposes of this Formula B, “Adjusted Career Average Pay” means the Participant’s Total Compensation for his or her Term of Employment through December 31, 1993, divided by such Participant’s Term of Employment as of December 31, 1993.

Appendix E	-59-	Article 4E - Pension Benefits

AT&T Non-Qualified Pension Plan

(d) Special Update to the Basic Formula

(i)
Service Benefit.  The annual Service Benefit under the Special Update to the Basic Formula shall be equal to one and six-tenths percent of the sum of the Officer’s average annual Short Term Incentive Awards and the average annual Deferred Salary for the 1996 Base Period, multiplied by the lesser of (1) one plus the Officer’s Term of Employment as of December 31, 1996 and (2) one hundred and five percent of the Officer’s Term of Employment as of December 31, 1996. The Special Update to the Basic Formula is equal to zero for any determination date prior to January 1, 1997.

(ii)
Service Benefit - Early Commencement.  If a Participant commences distribution of the annual Service Benefit prior to attainment of age fifty-five, the Service Benefit determined in accordance with the Special Update to the Basic Formula of this Section 4.02(d), shall be reduced by one-half percent for each calendar month or part thereof by which his or her age at commencement is less than fifty-five years, except that the Service Benefit for an Officer who terminates employment with  a Term of Employment of thirty or more years shall be reduced by one-quarter percent for each calendar month or part thereof by which such Officer’s age at commencement is less than fifty-five years.

(iii)
Deferred Vested Benefit.  The annual benefit determined under the Special Update to the Basic Formula for each Officer eligible for a Deferred Vested Benefit under the provisions of Section 3.02(a)(iii) shall be payable commencing at the Normal Retirement Date in an amount equal to the benefit determined pursuant to Section 4.02(d)(i). An Officer who has elected to have his deferred vested pension under the Pension Plan payable early in reduced amounts pursuant to the terms and conditions of the Pension Plan shall be deemed to have elected to have his or her Deferred Vested Benefit under this Plan payable early in reduced amounts.  In the event of such an election, the amount determined pursuant to Section 4.02(d)(i) shall be reduced by one-half percent for each calendar month or part thereof by which the Participant’s age at commencement is less than fifty-five years, except that the reduction with respect to an Officer with a Term of Employment of thirty or more years shall be one-quarter percent for each calendar month or part thereof by which such Officer’s age at commencement is less than fifty-five years.

(e)  Special Update to the Alternate Formula

The annual Service Benefit under the Special Update to the Alternate Formula shall be the excess of B over A, where A equals the Participant’s Pension Plan Benefit and B equals the product of (i) and (ii), where (i) is one and seven-tenths percent of the Participant’s Special Update Adjusted Career Average Pay, less eight-tenths of one percent of the Participant’s Covered Compensation Base (determined as of December 31, 1996), and (ii) is the lesser of (1) one plus the Participant’s Term of Employment as of December 31, 1996 and (2) one hundred and five percent of the Participant’s Term of Employment as of December 31, 1996. The benefit under this Alternate Formula will be reduced in case the Pension Commencement Date is before age sixty by applying the appropriate reduction factor from the Table of such factors shown in Appendix B to such benefit.  The Special Update to the Alternate Formula is equal to zero for any determination date prior to January 1, 1997.

Appendix E	-60-	Article 4E - Pension Benefits

AT&T Non-Qualified Pension Plan

Section 4.03E     Cash Balance Accounts

The provisions of this Section 4.03E describe the establishment and development of the Cash Balance Account with respect to a Participant who is an Officer on or after January 1, 1998 and before January 1, 2009 with respect to benefits that commence under the Cash Balance Formula prior to January 1, 2009. Except as modified by the provisions of Article 4 of the main text of the Plan, the methodology set forth in this Section 4.03E also applies for purposes of determining a Benefit Based on the Cash Balance Account with respect to benefits that commence after December 1, 2008 to or with respect to a Participant who was an Officer prior to January 1, 2009.

The Cash Balance Account with respect to a Participant who is not an Officer prior to January 1, 2009 shall be zero.

(a) Establishment of Cash Balance Accounts

A Cash Balance Participant’s Cash Balance Account is a hypothetical bookkeeping account used solely in calculating the amount of the Cash Balance Participant’s Benefit Based on the Cash Balance Account. The Cash Balance Account is calculated by accumulating the initial cash balance credit determined pursuant to Section 4.03(b), annual award credits determined pursuant to Section 4.03(c), and interest credits determined pursuant to Section 4.03(d).

A Participant’s Cash Balance Account shall be established as of the later of January 1, 1998 or the date the Participant becomes a Cash Balance Participant in the Plan. Except as provided in Section 4.03(b), the initial Cash Balance Account shall be zero.

(b) Initial Cash Balance Credit

(i)           Effective as of January 1, 1998, the Cash Balance Account of each Cash Balance Participant on the roll of a Participating Company on that date shall be credited with an initial cash balance credit determined by multiplying the Participant’s conversion benefit (as defined below) by one hundred seven percent (107%) of the applicable conversion factor set forth in Appendix C, based on the Participant’s attained age (in whole years) as of December 31, 1996.  The Cash Balance Participant’s conversion benefit under this Section 4.03(b) shall equal one-twelfth of his or her annual benefit determined in accordance with Section 4.02(d).

Appendix E	-61-	Article 4E - Pension Benefits

AT&T Non-Qualified Pension Plan

(ii)           The initial cash balance credit shall be zero for any Participant who is not an Officer on January 1, 1998.

(c) Annual Award Credit

(i) January 1, 1998

Effective as of January 1, 1998, the Cash Balance Account of each Cash Balance Participant on the roll of a Participating Company on that date shall be credited with an annual award credit.  This annual award credit shall equal the sum of (A) and (B) where (A) is the product of (I) and (II), where (I) is the Short Term Incentive Award, if any, for 1997 and (II) is two times the pay factor for the Participant as set forth in Section 4.04(c)(v) of the Pension Plan, based on the Participant’s attained age as of December 31, 1997, and (B) is the credit based on the Participant’s 1997 Deferred Salary, if any, determined pursuant to the following (x), (xi) or (xii), as applicable, where for purposes of (x), (xi) and (xii), “pay factor” means the pay factor as set forth in Section 4.04(c)(v) of the Pension Plan based on the Participant’s attained age as of December 31, 1997, and:

(x)
if the sum of the pay taken into account for such Participant under the Pension Plan and the AT&T Excess Benefit and Compensation Plan (such sum constituting “1997 Considered Pay”) is equal to or greater than the Social Security Wage Base for 1997, the credit described in Section 4.03(c)(i)(B) shall be equal to the Participant’s 1997 Deferred Salary multiplied by two times the pay factor, and

(xi)
if the sum of the Participant’s 1997 Deferred Salary and 1997 Considered Pay (as defined in (x) above) is less than or equal to the Social Security Wage Base for 1997, the credit described in Section 4.03(c)(i)(B) shall be equal to the Participant’s 1997 Deferred Salary multiplied by one times the pay factor, and

(xii)
if the 1997 Considered Pay, (as defined in (x) above), is less than the Social Security Wage Base for 1997, but the sum of the Participant’s 1997 Deferred Salary and 1997 Considered Pay is greater than such Social Security Wage Base, the credit described in Section 4.03(c)(i)(B) shall be equal to the sum of (I) and (II), where (I) is the 1997 Deferred Salary multiplied by one times the pay factor, and (II) is one times the pay factor multiplied by the excess over the 1997 Social Security Wage Base of the sum of 1997 Deferred Salary and 1997 Considered Pay.

(ii) Calendar Year 1998 and Thereafter

Except as otherwise provided herein, effective as of December 31, 1998, and each December 31 thereafter, the Cash Balance Account of each individual who is a Cash Balance Participant during the respective calendar year shall be credited with an annual award credit. The Cash Balance Participant’s annual award credit shall equal  (A), plus, for Plan Years prior to 2005, (B), where (A) is the product of (I) and (II), where (I) is the Short Term Incentive Award for the respective calendar year (as determined pursuant to Section 2.40), and (II) is two times the supplemental pay factor for the Participant as set forth in Section 4.04(c)(v) of the Pension Plan, based on the Participant’s attained age as of December 31 of such calendar year, and (B) is the credit based on the Participant’s Deferred Salary, if any, for the calendar year determined pursuant to the following (xiii), (xiv) or (xv), as applicable, where for purposes of (x), (xi) and (xii), “pay factor” means the pay factor as set forth in Section 4.04(c)(v) of the Pension Plan based on the Cash Balance Participant’s attained age as of December 31 of such calendar year, and

Appendix E	-62-	Article 4E - Pension Benefits

AT&T Non-Qualified Pension Plan

(xiii)
if the sum of the pay taken into account for such Participant under the Pension Plan and the AT&T Excess Benefit and Compensation Plan (such sum constituting “Considered Pay”) is equal to or greater than the Social Security Wage Base for the calendar year, the credit described in Section 4.03(c)(ii)(B) shall be equal to the Participant’s Deferred Salary multiplied by two times the pay factor, and

(xiv)
if the sum of the Participant’s Deferred Salary and Considered Pay (as defined in (xiii) above) is less than or equal to the Social Security Wage Base for the calendar year, the credit described in Section 4.03(c)(ii)(B) shall be equal to the Participant’s  Deferred Salary multiplied by one times the pay factor, and

(xv)
if the Considered Pay, (as defined in (xiii) above), is less than the Social Security Wage Base for the calendar year, but the sum of the Participant’s Deferred Salary  and Considered Pay is greater than such Social Security Wage Base, the credit described in Section 4.03(c)(ii)(B) shall be equal to the sum of (I) and (II), where (I) is the Deferred Salary multiplied by one times the pay factor, and (II) is one times the pay factor multiplied by the excess over such Social Security Wage Base of the sum of  the Participant’s Deferred Salary and Considered Pay.

Notwithstanding the foregoing, in any calendar year in which a Cash Balance Participant terminates employment, any such annual award credit shall be based on his or her attained age as of the end of the month in which the Participant terminates employment and shall be credited to the Participant’s Cash Balance Account as of that date.

(d) Interest Credits

Beginning in 1998, a Cash Balance Participant’s Cash Balance Account shall be credited with an interest credit based on the balance of his or her Cash Balance Account as of the first day of the Plan Year.  Notwithstanding the provisions of the immediately preceding sentence, no Interest Credits shall be made with respect to the period after the last day of the month immediately preceding the Participant’s Pension Commencement Date.

For the Plan Year in which a Cash Balance Participant terminates employment, his or her Cash Balance Account shall also be credited with an interest credit based on any annual award credit for that Plan Year.

Unless the Participant commences his or her pension during the Plan Year, the interest credit shall be made as of the last day of that Plan Year.  For the Plan Year in which the Participant commences his or her pension, the interest credit shall be made as of the last day of the month immediately preceding the Participant’s Pension Commencement Date.

Appendix E	-63-	Article 4E - Pension Benefits

AT&T Non-Qualified Pension Plan

The interest crediting rate shall be the same interest crediting rate in effect for such period under the Pension Plan, and shall be credited at the same time and in the same manner as interest credits are applied under the Pension Plan.

(e) Cash Balance Account Attributable to the Mid-Career Pension Benefit

 (i)           With respect to an employee who is an Officer on or after January 1, 1998, effective as of the later of January 1, 1998 or the first day of the month following the transfer to this Plan of the liability for a Participant’s annual benefit from the AT&T Mid-Career Pension Plan, if any, as described in Section 4.07, a Mid-Career Cash Balance Subaccount shall be established for such Participant.  The initial credit to such Mid-Career Cash Balance Subaccount shall be determined by multiplying the Cash Balance Participant’s Mid-Career Conversion Benefit (as defined below) by one hundred seven percent (107%) of the applicable conversion factor set forth in Appendix C, based on the Cash Balance Participant’s attained age (in whole years) as of December 31, 1996.  The Cash Balance Participant’s Mid-Career Conversion Benefit under this Section 4.03(b) shall equal the monthly benefit (commencing at Normal Retirement Age) transferred from the AT&T Mid-Career Pension Plan.  Such initial Mid-Career Cash Balance Subaccount shall be credited with interest credits as follows:

(A)	with respect to the Mid-Career Cash Balance Subaccount for a Participant who is Officer on January 1, 1998, interest credits, beginning in 1998, determined in the manner described in Section 4.03(d);

(B)	with respect to the Mid-Career Cash Balance Subaccount for a Participant who is not an Officer on January 1, 1998, interest credits determined as follows:

(I)
an initial interest credit effective as of the date the Mid-Career Cash Balance Subaccount is established, equal to the interest that would have been credited in accordance with the provisions of Section 4.03(d) for the period beginning January 1, 1998 to the date such Subaccount is established; and

(II)	interest credits determined in the manner described in Section 4.03(d), effective for periods following the establishment of such Subaccount.

 (ii)           A benefit attributable to the Mid-Career Cash Balance Subaccount, if any, shall be payable only if the Participant has completed a Term of Employment of at least five years classified by the Company as full-time, for one or more Participating Companies, at E-band or above, prior to the Normal Retirement Date. For purposes of determining whether the Participant has completed a Term of Employment of at least five years, the provisions of the Pension Plan providing exceptions to what is considered a break in the continuity of service shall not apply.  Except as otherwise provided under the terms of the Plan, if the Participant becomes eligible to receive a benefit based on the Mid-Career Cash Balance Subaccount, the Mid-Career Cash Balance Subaccount shall be added to the Participant’s Cash Balance Account determined pursuant to Section 4.03(b) through (d).

Appendix E	-64-	Article 4E - Pension Benefits

AT&T Non-Qualified Pension Plan

(f) Benefit Based on the Cash Balance Account

A Cash Balance Participant’s Benefit Based on the Cash Balance Account shall be a monthly benefit determined in the manner described in the Pension Plan, taking into account the Participant’s Cash Balance Account as of the date such benefit is being determined.

Section 4.04E      Automatic Survivor Annuities

The Automatic Survivor Annuity described in this Section 4.04 does not apply to a benefit determined under the cash balance formula of Section 4.03 or 4.11, or to a benefit based on the Mid-Career Pension Benefit of Section 4.07.  For purposes of this Section 4.04, an Officer who is not Service Pension Eligible at the time of his or her termination of service with a Participating Company shall not be considered a retired Officer, unless such Officer was eligible for a Disability Benefit at the time of his or her termination of service.

(a) Before-Retirement

The surviving Spouse shall be entitled to a pre-retirement Automatic Survivor Annuity determined pursuant to this Section 4.04(a) effective commencing as of the first day of the month following the death of a Participant who dies while an employee if such Participant  has a Term of Employment of at least fifteen years at the time of death, or,  if such Participant meets the age and Term of Employment requirements for a Service Benefit (or is Service Pension Eligible) at the time of his or her death. The pre-retirement Automatic Survivor Annuity shall be payable monthly in an amount equal to forty five percent (forty six percent effective for benefits commencing on or after July 1, 1998) of the monthly benefit that would have been payable to the Participant pursuant to Section 4.02 had such Participant terminated employment with a Service Benefit, regardless of his or her actual eligibility therefore, on the date of his or her death.  For purposes of determining the Automatic Survivor Annuity provided in this Section 4.04(a), the early retirement discounts in Sections 4.02(a), 4.02(b), 4.02(d) or 4.02(e) shall not apply.  With respect to a Participant whose benefit is determined pursuant to Section 4.01(d)(ii)(B), the Automatic Survivor Annuity shall not include the portion, if any, of the Participant’s benefit attributable to the Participant’s transferred Mid-Career Pension Benefit described in Section 4.07.

(b) Post-Retirement

(i)           Subject to the provisions of Section 4.04(b)(ii), upon the death of an Officer receiving (or eligible to receive) a Service or Disability Benefit under this Plan who retired on or after December 31, 1986 (or retired prior to that date but had not reached age fifty-five on or before December 31, 1983), a survivor annuity in the amount of forty five percent  (forty six percent effective for benefits commencing on or after July 1, 1998) of such retired Officer’s monthly benefit amount will be payable beginning on the first day of the month following the date of his or her death to the surviving Spouse to whom  such retired Officer is married at the time of death.  If the Officer had not yet commenced distribution of his or her benefit, the benefit will be reduced for early commencement, as if the Officer’s Pension Commencement Date were the date payments to the surviving Spouse commence. For purposes of determining the monthly benefit payable to the surviving Spouse pursuant to this Section 4.04(b), the Officer’s Service or Disability Benefit determined pursuant to Section 4.02 is based on the amount that would be paid in the form of a single life annuity, and is not reduced to reflect any optional form of payment. With respect to a Participant whose benefit is determined pursuant to Section 4.01(d)(ii)(B), the Automatic Survivor Annuity shall not include the portion, if any, of the Service or Disability Benefit attributable to the Participant’s transferred Mid-Career Pension Benefit described in Section 4.07.

Appendix E	-65-	Article 4E - Pension Benefits

AT&T Non-Qualified Pension Plan

(ii)           In the case of an Officer who terminates employment on or after August 1, 1997, no benefit shall be payable pursuant to Section 4.04(b)(i) unless (A) the Officer’s benefit under the Pension Plan is larger under a “pay base” formula of the Pension Plan than under the cash balance formula of such plan, (B) the benefit determined under Section 4.02(a), 4.02(b), 4.02(d) or 4.02(e), as applicable, is greater than the benefit determined under Section 4.03 of this Plan, and (C) the Officer elected to receive his or her Pension Plan benefit in the form of a single life annuity or a 50% joint and survivor annuity.   For purposes of making the determination under (A) and (B) of this Section 4.04(b)(ii), any applicable reduction for commencement prior to age 65 is taken into account, and any amounts attributable to the Mid-Career Pension Benefit, whether pursuant to Section 4.03(e) or Section 4.07, shall be disregarded.  If pursuant to the immediately preceding provisions of this Section 4.04(b)(ii) the provisions of Section 4.04(b)(i) do not apply with respect to such Participant, the benefits, if any, payable following the death of a Participant after his or her Pension Commencement Date shall be determined solely in accordance with the provisions of Section 4.09(a)(iv).

Section 4.05E     Special Increases

Monthly pension payments being made under the Plan to a terminated Participant or the surviving Spouse of a terminated Participant shall be increased by the same percentage and pursuant to the same terms and conditions, as are set forth for comparable payments to similarly situated individuals, from time to time, under the Pension Plan.

Section 4.06E      Monthly Payments

The annual benefit determined under Section 4.02 shall be divided by twelve to determine a monthly benefit amount.  All annuity benefits under the Plan shall be payable monthly or at such other periods as the Committee or the Administrator, as applicable, may determine in each case; a benefit payable other than monthly shall be adjusted to reflect the period covered by such payment.

Section 4.07E      Mid-Career Pension Benefit

(a) Transfer of Mid-Career Pension Benefit

Effective January 1, 1998, for an Officer who is a Participant as of January 1, 1998, the liability for the monthly benefit from the AT&T Mid-Career Pension Plan, if any, shall be transferred to this Plan, and the AT&T Mid-Career Pension Plan shall retain no further obligation with respect to such benefit.   With respect to an employee who becomes an Officer after January 1, 1998, the liability for the annual benefit from the AT&T Mid-Career Pension Plan, if any, shall be transferred to this Plan effective upon his or her designation as an Officer, and the AT&T Mid-Career Pension Plan shall retain no further obligation with respect to such benefit. Solely for purposes of determining the benefit transferred to this Plan, it shall be assumed that the Participant had completed a Term of Employment of at least five years classified by the Company as full-time, for one or more Participating Companies, at E-band or above prior to December 31, 1997, and had terminated employment as of December 31, 1997.

Appendix E	-66-	Article 4E - Pension Benefits

AT&T Non-Qualified Pension Plan

(b) Eligibility for Payment of Mid-Career Pension Benefit

Following the transfer of the AT&T Mid-Career Pension Plan benefit to this Plan, such transferred benefit shall be paid from this Plan, in the manner described in Section 4.07(c), provided that such Participant has completed a Term of Employment of at least five years classified by the Company as full-time, for one or more Participating Companies, at E-band or above, prior to the last day of the month in which he or she reaches Normal Retirement Age. For purposes of determining whether the Participant has completed a Term of Employment of at least five years, the provisions of the Pension Plan providing exceptions to what is considered a break in the continuity of service shall not apply.  Notwithstanding the preceding provisions of this Section 4.07, if a benefit paid under this Plan is paid pursuant to the Cash Balance Formula of Section 4.03, no additional benefit shall be paid pursuant to this Section 4.07, because such transferred benefit is already included in the determination of benefit amounts under Section 4.03.

(c) Manner of Payment of Mid-Career Pension Benefit

The transferred Mid-Career Pension Benefit is included in the benefit determined pursuant to Section 4.01(d)(ii)(A) or Section 4.01(d)(ii)(B), as applicable.  A Mid-Career Pension Benefit payable pursuant to Section 4.01(d)(ii)(A) is included in the “Benefit Based on the Cash Balance Account” described in Section 4.03(f), through the operation of Section 4.03(e)(ii).  If a Participant’s benefit is payable pursuant to Section 4.01(d)(ii)(B) and commences prior to January 1, 2009, the portion of such benefit attributable to the Mid-Career Pension Benefit shall be paid only in the form of a single life annuity, and if such benefit commences prior to Normal Retirement Date shall be reduced in accordance with the terms of the AT&T Mid-Career Pension Plan as in effect on December 31, 1997, and shall not be included in determining the Automatic Survivor Annuity of Section 4.04 (a) or Section 4.04(b). In addition to the provisions of this Section 4.07(c), distribution of the Mid-Career Pension Benefit shall be subject to the provisions of Section 4.09.

Section 4.08E     Treatment During Subsequent Employment

When a Participant’s Term of Employment includes service with more than one Participating Company, the last Participating Company to employ him or her immediately prior to his or her termination of employment, with entitlement to a benefit hereunder, shall be responsible for the full benefit under this Plan. If a Participant’s benefit payments under the Pension Plan are suspended under the terms of the Pension Plan, because of his or her employment or reemployment subsequent to termination of employment, any benefit payment he or she is entitled to under this Plan shall be permanently suspended for the period of such employment or reemployment to the same extent and in the same manner, consistent with the terms and conditions applicable to the suspension of benefit payments under the Pension Plan, provided, however, that payments to which an Officer is entitled under an annuity contract purchased on his or her behalf shall not be suspended for the period of such employment or reemployment.  Payment of a Participant’s benefit under this Plan shall resume simultaneously with the recommencement of his or her benefits under the Pension Plan. Following recommencement of benefit payments under this Plan, the Participant (or surviving Spouse) shall not be eligible to receive any payments under this Plan that would otherwise have been payable but for the suspension.

Appendix E	-67-	Article 4E - Pension Benefits

AT&T Non-Qualified Pension Plan

Notwithstanding the preceding, effective beginning January 1, 2005, benefits shall not be suspended during a period of employment or reemployment. Benefits paid upon a subsequent termination of employment shall be reduced by the actuarial equivalent of the benefit payments that were continued during reemployment.

Section 4.09E     Payment of Pensions

(a) Commencement Prior to 2005

(i) Subject to the exception set forth in paragraph (ii) of this Section 4.09(a), (regarding the Alternate Minimum Formula), benefits payable to the Participant under this Plan shall commence on the date the benefits under the Pension Plan are first paid to the Participant, and shall, except for the reasons specified in Section 3.02(a)(iv), Section 4.08 or Section 9.12, continue to the death of the recipient.  Benefits payable to the surviving Spouse or the estate of the Participant shall commence and be paid as indicated in the applicable provision of this Plan.

(ii) Any benefit payable to an Officer pursuant to Section 4.02(c) shall not commence before age sixty-five, except that an Officer who has been employed for at least five years as an Officer as of December 31, 1993, and as to whom the sum of his or her attained age and Term of Employment equaled or exceeded seventy as of that date, shall be eligible to commence his or her benefit as of the first day of the month following his or her termination of employment and shall, except for the reasons specified in Section 4.09(a)(i), continue to his or her death.

 (iii) For a Participant who terminated employment prior to August 1, 1997, the benefit under this Plan shall be payable in the form of a single life annuity.  Any post-retirement survivor benefits, with respect to such a Participant, shall be determined solely in accordance with the provisions of Section 4.04(b).

(iv) This Section 4.09(a)(iv) applies only to a Participant who terminates employment on or after August 1, 1997, and who is not described in Section 4.09(a)(v).

(A)   If the Participant elects the cash payment option under the Pension Plan, with no remaining annuity payable from the Pension Plan, or a lump sum, if applicable, the benefit under this Plan shall be paid in the form of a single life annuity.  For purposes of this subparagraph (A), an annuity payable under the AT&T Excess Benefit and Compensation Plan is not considered to be an annuity payable from the Pension Plan.

Appendix E	-68-	Article 4E - Pension Benefits

AT&T Non-Qualified Pension Plan

(B)  If the Participant elected the cash payment option under the Pension Plan, with an annuity remaining under the Pension Plan, the benefit under this Plan shall be paid in the same form as the remaining annuity under the Pension Plan is paid.

(C)  The form of payment under this Plan shall be the same form of payment, as elected by the Participant under the Pension Plan, unless the benefit under the Pension Plan is the cash payment option or a lump sum, if applicable, (in which case the form of payment under this Plan shall be determined pursuant to the immediately preceding subparagraphs (A) or (B)).  If the form of payment under the Pension Plan includes a joint and survivor form of payment with the survivor benefit payable to an alternate payee, the benefit to the Participant under this Plan shall be (i) paid as a single life annuity, if the Participant is not married on the Pension Commencement Date, or (ii) paid in the joint and survivor form of payment elected by the Participant under the Pension Plan, with the survivor benefit under this Plan payable to the Spouse to whom the Participant is married at the Pension Commencement Date, if the Participant is married on the Pension Commencement Date.

(D)  The single life annuity benefit otherwise payable under this Plan to a Participant will be reduced as follows to reflect the form of payment: (1) the benefit under this Plan based on the Cash Balance Account shall be reduced by 8% (10% for a Pension Commencement Date prior to July 1, 1999) if payment is made in the form of a 50% Joint and Survivor Annuity, and by 15% (18% for a Pension Commencement Date prior to July 1, 1999) if payment is made in the form of a 100% Joint and Survivor Annuity; (2) the benefit under this Plan which is not based on the Cash Balance Account, with respect to a Participant who is not Service Pension Eligible on termination of employment, shall be reduced by 12% if the benefit is to be paid under the 50% Joint and Survivor Annuity form of payment; and (3) in the case of a Participant whose benefit under the Plan is based on a formula other than the Cash Balance Account, a benefit payable in the form of a 100% Joint and Survivor Annuity shall be reduced for commencement prior to Normal Retirement Date by applying the early commencement factors applicable to the cash balance formula, as described in the Pension Plan, and shall be reduced for the 100% Joint and Survivor Annuity form of payment by 15% (18% for a Pension Commencement Date prior to July 1, 1999).

(E)  Notwithstanding the preceding (A) through (D), the benefit payable under this Plan that is attributable to the Mid-Career Pension Benefit and paid pursuant to Section 4.01(d)(ii)(B) shall be paid only in the form of a single life only.

(v) The benefit under this Plan with respect to an Officer who is Service Pension Eligible at his or her termination of employment on or after August 1, 1997, and who meets the requirements set forth in Section 4.04(b)(ii), shall be paid in the form of a single life annuity, and any post-retirement survivor benefit will be determined pursuant to Section 4.04(b)(ii).  In lieu of the benefit payable pursuant to the immediately preceding sentence, such Officer may instead elect distribution of his benefit in the form of a 100% Joint and Survivor Annuity, with reduction for commencement prior to Normal Retirement Date and for the 100% Joint and Survivor Annuity form of payment determined as described in the preceding subsection 4.09(a)(iv)(D)(3).

Appendix E	-69-	Article 4E - Pension Benefits

AT&T Non-Qualified Pension Plan

(b) Commencement After 2004 and Prior to 2009

Except as provided in Section 6.01 regarding payments in the form of a commercial annuity contract, the provisions of Section 4.09(a) regarding the time and form of payment of benefits under the Plan shall apply with respect to benefits for which distribution to a Participant commenced, or with respect to benefits payable on behalf of a Participant whose death occurred, after 2004 and prior to 2009. The provisions of Section 4.09(a) relating to commencement of the benefit under the Pension Plan shall refer to commencement of the Participant’s regular pension under the Pension Plan (and not to commencement of any benefit under the Pension Plan based on the Special CIC Credit or the Force Management Pension Credit).

(c) Commencement After 2008

Provisions related to payment of benefits to the Participant that commence after December 31, 2008 or with respect to a Participant who is an employee on December 31, 2008 and whose death occurs after December 31, 2008 are not included in Appendix E.  Such payments shall be made in the time and form as described in Section 4.09(c) of Article 4 as in effect after December 31, 2008 as set forth in the main text of the Plan.

(d) Payments to Specified Employees

Notwithstanding the provisions of the preceding sections 4.09(a) through 4.09(c), effective on and after January 1, 2005 with respect to payments in the form of a commercial annuity pursuant to Section 6.01 and effective on and after January 1, 2009 with respect to all other payments under the Plan, payment under the Plan to or with respect to a Participant who is determined to meet the definition of Specified Employee shall be payable as otherwise provided in this Plan, except that the initial payment shall be made no earlier than six (6) months following his or her Termination of Employment.  If, absent this Section 4.09(d), payment to a Specified Employee would have commenced before the expiration of such six-month period, the first payment with respect to such Specified Employee will include the sum of the annuity payments withheld, together with interest thereon.    For purposes of the immediately preceding sentence, interest shall be credited using the GAAP Rate in effect as of the end of the calendar year immediately preceding the Participant’s Termination of Employment, for distributions made after December 31, 2007.  “GAAP Rate” means such rate as defined under the SERP for the referenced period. Notwithstanding the preceding, for distributions made prior to January 1, 2008, interest credited for purposes of this Section 4.4(d) shall be at an effective annual rate equal to 120 percent of the Federal Mid-term rate in effect as of the date such annuity payments otherwise would have commenced.

Section 4.10E      Preretirement Survivor Benefits for Cash Balance Participants

(a) Preretirement Death Benefit

(i)  If a Cash Balance Participant who is vested under the Pension Plan dies before the date as of which his or her benefit commences under this Plan, and he or she has a surviving Spouse at the time of death, a single life annuity determined pursuant to Section 4.10(b), shall be payable to the surviving Spouse commencing on the first day of any month following the death of the Participant, (A) with respect to a Participant who terminated employment prior to January 1, 2005, or (B) with respect to a Participant who terminated employment after December 31, 2004 and dies before December 1, 2008, but only to the extent that such surviving Spouse otherwise satisfies the requirements of the Plan with respect to receipt of such a benefit.  Payment shall commence at the same time as payment to a surviving Spouse commences under the Pension Plan. For purposes of this Section 4.10(a), the surviving Spouse shall be the Spouse to whom the Participant is married on the date of the Participant’s death and who has survived the Cash Balance Participant to at least the next calendar day after the Cash Balance Participant’s death.   If the Cash Balance Participant is unmarried at the date of his or her death, or if the surviving Spouse does not survive the Participant to at least the next calendar day after the Participant’s death, the Participant’s Cash Balance Account shall be payable to the estate of the Participant.  No death benefit is payable with respect to a Participant who terminated employment after December 31, 2004 who dies after December 1, 2008, except as described in Section 4.09(c)(ii) of Article 4 of the main text of the Plan effective after December 31, 2008 (such provisions which are not included in this Appendix E),

Appendix E	-70-	Article 4E - Pension Benefits

AT&T Non-Qualified Pension Plan

(ii)  If a Participant dies before the date as of which his or her benefit commences under this Plan, and he or she does not have a surviving Spouse at the time of his or her death, or if such surviving Spouse is not eligible for a benefit pursuant to the provisions of Section 4.10(a)(i), a lump sum benefit shall be payable to the surviving Spouse of the Participant, or, if there is no surviving Spouse, to the Participant’s estate, within a reasonable period of time following the death of the Participant.  The amount of such single cash payment shall be equal to the Participant’s Cash Balance Account.

(iii) If a Participant dies before the date as of which his or her benefit commences under this Plan and he or she is survived by a surviving Spouse who is entitled to a benefit pursuant to the preceding Section 4.10(a)(i) or Section 4.10(a)(ii), and such surviving Spouse dies prior to the date payment of benefits under this Plan commence, a lump sum benefit shall be payable to the estate of the surviving Spouse upon the death of the surviving Spouse. The amount of such single cash payment shall be equal to the Participant’s Cash Balance Account.

(b) Single Life Annuity

A surviving Spouse’s single life annuity shall equal the Cash Balance Participant’s Benefit Based on the Cash Balance Account under Section 4.03(f), but substituting the surviving Spouse’s attained age, for the age of the Participant when applying the procedures of the Pension Plan for purposes of such determination.

If the Cash Balance Participant would have been eligible for a benefit determined pursuant to Section 4.02 had he or she terminated employment on the day preceding the date of death, the surviving Spouse’s single life annuity will be determined in accordance with the provisions of Section 4.04(a), if that provision produces a higher benefit (determined as of the Spouse’s Pension Commencement Date) for the surviving Spouse than the benefit determined under this Section 4.10(b).

Appendix E	-71-	Article 4E - Pension Benefits

AT&T Non-Qualified Pension Plan

Section 4.11E       Qualified Deferrals Cash Balance Account

The provisions of this Section 4.03E describe the establishment and development of the Qualified Deferrals Cash Balance Account with respect to benefits that commence under the Qualified Deferrals Cash Balance Account Formula prior to January 1, 2009. Except as modified by the provisions of Article 4 of the main text of the Plan, the methodology set forth in this Section 4.11E also applies for purposes of determining a Benefit Based on the Qualified Deferrals Cash Balance Account with respect to benefits that commence after December 1, 2008.

(a) Establishment of Qualified Deferrals Cash Balance Accounts

A Deferral Participant’s Qualified Deferrals Cash Balance Account is a hypothetical bookkeeping account used solely in calculating the amount of the Deferral Participant’s Benefit Based on the Qualified Deferrals Cash Balance Account. The Qualified Deferrals Cash Balance Account is calculated by accumulating the annual qualified deferral credits determined pursuant to Section 4.11(b), and deferral interest credits determined pursuant to Section 4.11(c).

A Participant’s Qualified Deferrals Cash Balance Account shall be established as of the date the Deferral Participant begins to make Qualified Deferrals under the AT&T Executive Deferred Compensation Plan or the AT&T Inc. Cash Deferral Plan.

(b) Annual Qualified Deferral Credits

Effective as of each December 31 following the date an individual becomes a Deferral Participant, the Qualified Deferrals Cash Balance Account of such individual shall be credited with an annual qualified deferral credit. The Deferral Participant’s annual qualified deferral credit shall equal the credit based on the participant’s Qualified Deferral, if any, for the calendar year determined pursuant to the following (xvi), (xvii) or (xviii), as applicable, where for purposes of (xvi), (xvii) and (xviii), “pay factor” means the pay factor as set forth in Section 4.04(c)(v) of the Pension Plan based on the Participant’s attained age as of December 31 of such calendar year, and

(xvi)
if the sum of the pay taken into account for such Participant under the Pension Plan and the AT&T Excess Benefit and Compensation Plan (such sum constituting “Considered Pay”) is equal to or greater than the Social Security Wage Base for the calendar year, the annual qualified deferral credit shall be equal to the Qualified Deferral multiplied by two times the pay factor, and

(xvii)
if the sum of the participant’s Qualified Deferral and Considered Pay (as defined in (xvi) above) is less than or equal to the Social Security Wage Base for the calendar year, the annual qualified deferral credit shall be equal to the participant’s  Qualified Deferrals multiplied by one times the pay factor, and

(xviii)
if the Considered Pay, (as defined in (xvi) above), is less than the Social Security Wage Base for the calendar year, but the sum of the participant’s Qualified Deferrals and Considered Pay is greater than such Social Security Wage Base, the annual qualified deferral credit shall be equal to the sum of (I) and (II), where (I) is the Qualified Deferrals multiplied by one times the pay factor, and (II) is one times the pay factor multiplied by the excess over such Social Security Wage Base of the sum of  the participant’s Qualified Deferrals and Considered Pay.

Appendix E	-72-	Article 4E - Pension Benefits

AT&T Non-Qualified Pension Plan

Notwithstanding the foregoing, in any calendar year in which a Deferral Participant terminates employment, any such annual qualified deferral credit shall be based on his or her attained age as of the end of the month in which the participant terminates employment and shall be credited to the Qualified Deferrals Cash Balance Account as of that date.

Annual Qualified Deferral Credits were discontinued under the Plan effective with respect to amounts deferred from any paycheck dated after December 31, 2007.

(c) CIC Subaccount

A Deferral Participant who is a CIC Eligible Employee shall have a “CIC credit” credited to his or her CIC Subaccount as of the date of such termination of employment that allows the Deferral Participant to be considered a CIC Eligible Employee.  The CIC credit shall be an amount equal to the sum of (i) and (ii) as follows:

(i)
The CIC Eligible Employee’s Qualified Deferral for the calendar year immediately preceding the calendar year in which the “change in control” (as such term is defined in the Pension Plan) occurs, multiplied by the lesser of (A) five percent for each whole year of the CIC Eligible Employee’s Term of Employment as of the last day of the month in which the change in control occurs, or (B) one hundred percent;

(ii)
An interest credit on the amount determined in (i) above from the first of the month following the month in which the change in control occurs through the last day of the month in which such termination of employment occurs, based on the effective annual rates set forth in Section 4.10(d), as in effect for the period beginning on the first of the month following the month in which the change in control occurs through the month in which such termination of employment described in this Section 4.10(c) occurs.

The CIC Subaccount shall be credited with interest credits in the manner described in the following Section 4.11(d). The benefit amount, method of payment, and pre-retirement survivor benefit, if any, attributable to the CIC Subaccount shall be determined in the manner described with respect to the “CIC Credit” under the Pension Plan. The benefit provisions of this Section 4.11(c) shall be subject to the provisions of Section 9.18.    For purposes of any joint and survivor annuity benefit, the surviving Spouse is the Spouse to whom the Participant was married on his or her Pension Commencement Date.

In order to fulfill the intent of the CIC resolutions as adopted by the Board of Directors of the Company in October, 2000, prior to the adoption of the AT&T Executive Deferred Compensation Plan, solely for the purpose of determining severance payments with respect to a CIC Eligible Employee under an “applicable severance plan” as that term is defined in Section G.07(j) of the Pension Plan, the benefit attributable to the CIC Subaccount with respect to a Deferral Participant shall be treated as paid from the Pension Plan.

Appendix E	-73-	Article 4E - Pension Benefits

AT&T Non-Qualified Pension Plan

(d) Deferral Interest Credits

Effective as of each December 31 following the date an individual becomes a Deferral Participant, the Qualified Deferrals Cash Balance Account of such individual shall be credited with an interest credit based on the balance of his or her Qualified Deferrals Cash Balance Account as of the first day of the Plan Year.  Notwithstanding the provisions of the immediately preceding sentence, no Interest Credits shall be made with respect to the period after the last day of the month immediately preceding the participant’s Pension Commencement Date.

For the Plan Year in which a Deferral Participant terminates employment, his or her Qualified Deferrals Cash Balance Account shall also be credited with an interest credit based on any annual qualified deferral credit for that Plan Year.

Unless the Participant commences his or her pension during the Plan Year, the interest credit shall be made as of the last day of that Plan Year.  For the Plan Year in which the Deferral Participant commences his or her pension, the interest credit shall be made as of the last day of the month immediately preceding the participant’s Pension Commencement Date.

The interest crediting rate shall be the same interest crediting rate in effect for such period under the Pension Plan, and shall be credited at the same time and in the same manner as interest credits are applied under the Pension Plan.

(e) Benefit Based on the Qualified Deferrals Cash Balance Account

A Deferral Participant’s Benefit Based on the Qualified Deferrals Cash Balance Account shall be a monthly benefit determined in the manner described in the Pension Plan, taking into account the participant’s Qualified Deferrals Cash Balance Account as of the date such benefit is being determined, and multiplied by twelve to produce an annual benefit.  Notwithstanding the preceding, the Benefit Based on the Qualified Deferrals Cash Balance Account shall not exceed (I) the benefit that would have been payable under the Pension Plan, determined before application of the limitations of Code Section 401(a)(17) and Code Section 415, if eligible pay under the Pension Plan for a Plan Year included the Qualified Deferrals for such Plan Year, minus (II) the benefit actually payable under the Pension Plan plus the benefit actually payable under the AT&T Excess Benefit and Compensation Plan, where (I) and (II) are determined as of the Participant’s Pension Commencement Date, and the form of payment elected by the participant.  The Benefit Based on the Qualified Deferrals Cash Balance Account shall be paid in the same form of payment elected by the Participant under the Pension Plan.  Notwithstanding the preceding, if the Participant elected the cash payment option under the Pension Plan, the benefit under this Plan shall be paid in the same form as the remaining annuity elected by the Participant under the Pension Plan.  For purposes of any joint and survivor annuity benefit, the surviving Spouse is the Spouse to whom the Participant was married on his or her Pension Commencement Date.

(f) Preretirement Death Benefit

(i)  If a Deferral Participant dies prior to his or her Pension Commencement Date and he or she has a surviving Spouse at the time of death, a single life annuity determined pursuant to the following Section 4.11(f)(iv), commencing on the first day of any month following the death of the Participant, shall be payable to the surviving Spouse if such Participant terminates employment after December 31, 2004 and dies before January 1, 2009, but only to the extent that such surviving Spouse otherwise satisfies the requirements of the Plan with respect to receipt of such a benefit. For purposes of this Section 4.11(f), a surviving Spouse shall be the individual to whom the Participant is legally married on the date of the Participant’s death and who has survived the Participant to at least the next calendar day after the Participant’s death.  If the Deferral Participant is unmarried at the date of his or her death, or if the surviving Spouse does not survive the Participant to at least the next calendar day after the Participant’s death, the Participant’s Qualified Deferrals Cash Balance Account shall be payable to the estate of the Participant.

(ii)  If a Deferral Participant dies before the date as of which his or her benefit commences under this Plan, and he or she does not have a surviving Spouse at the time of his or her death, or if such surviving Spouse is not eligible for a benefit pursuant to the provisions of Section 4.11(f)(i), a lump sum benefit shall be payable to the surviving Spouse of the Participant, or, if there is no surviving Spouse, to the Participant’s estate, within a reasonable period of time following the death of the Participant.  The amount of such single cash payment shall be equal to the Participant’s Qualified Deferrals Cash Balance Account.

(iii) If a Deferral Participant dies before the date as of which his or her benefit commences under this Plan and he or she is survived by a surviving Spouse who is entitled to a benefit pursuant to the preceding Section 4.11(f)(i) or Section 4.11(f)(ii), and such surviving Spouse dies prior to the date payment of benefits under this Plan commence, a lump sum benefit shall be payable to the estate of the surviving Spouse within a reasonable period of time following the death of the surviving Spouse. The amount of such single cash payment shall be equal to the Participant’s Qualified Deferrals Cash Balance Account.

(iv)  A surviving Spouse’s single life annuity payable pursuant to Section 4.11(f)(i) shall equal the Participant’s Benefit Based on the Qualified Deferrals Cash Balance Account under Section 4.03(d), but substituting the surviving Spouse’s attained age, for the age of the Participant when applying the procedures of the Pension Plan for purposes of such determination.

Appendix E	-75-	Article 4E - Pension Benefits